Exhibit 2.1

CLERK’S STAMP

COURT FILE NUMBER	1301 — 11352

COURT	COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE	CALGARY

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, as amended

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF THE COMPROMISE OR ARRANGEMENT OF LONE PINE RESOURCES CANADA LTD., LONE PINE RESOURCES INC., LONE PINE RESOURCES (HOLDINGS) INC., WISER DELAWARE LLC AND WISER OIL DELAWARE, LLC

DOCUMENT	FIRST AMENDED AND RESTATED PLAN OF COMPROMISE AND ARRANGEMENT

ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT	BENNETT JONES LLP Barristers and Solicitors 4500, 855 — 2nd Street S.W. Calgary, Alberta T2P 4K7

Attention: Chris Simard Telephone No.: 403-298-4485 Fax No.: 403-265-7219 Client File No.: 68261.10

FIRST AMENDED AND RESTATED
PLAN OF COMPROMISE AND ARRANGEMENT

WHEREAS Lone Pine Resources Canada Ltd. (“LPRC”), Lone Pine Resources (Holdings) Inc. (“LPR Holdings”), Lone Pine Resources Inc. (“LPRI”), Wiser Oil Delaware, LLC (“Wiser Oil”) and Wiser Delaware LLC (“Wiser Delaware”) (collectively, the “Applicants”) are debtor companies under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”);

AND WHEREAS the Applicants obtained an order (as may be amended, restated or varied from time to time, the “Initial Order”) of the Court of Queen’s Bench of Alberta (the “Court”) under the CCAA dated September 25, 2013 (the “Filing Date”);

AND WHEREAS each of the Applicants hereby proposes and presents this plan of compromise and arrangement to its respective Affected Unsecured Creditors Class (as defined below) under and pursuant to the CCAA:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Plan, unless otherwise stated or unless the subject matter or context otherwise requires:

“ABCA” means the Business Corporations Act (Alberta), as amended.

“Accretion Rate” means (i) with respect to the LPRC Preferred Shares, the 10% per annum rate at which the redemption price per share of the LPRC Preferred Shares (which shall initially be equal to the LPRC Issue Price) will increase over time, and (ii) with respect to the LPRI Multiple Voting Common Shares, the 10% per annum rate at which the number of votes attached to each LPRI Multiple Voting Common Share (which shall initially be one vote per share) will increase over time.

“Affected Claim” means any Claim that is not an Unaffected Claim, and, for certainty, includes any Equity Claim and the Note Obligations.

“Affected Creditor” means any holder of an Affected Claim (or its permitted assignee), but only with respect to and to the extent of such Affected Claim.

“Affected Unsecured Claims” means all Affected Claims other than Equity Claims.

“Affected Unsecured Creditor” means any holder of an Affected Unsecured Claim (or its permitted assignee), but only with respect to and to the extent of such Affected Unsecured Claim.

“Affected Unsecured Creditor’s Pro-Rata Share” means, with respect to each Affected Unsecured Creditor (other than a Cash Pool Creditor) as at the relevant time, (x) the principal amount of the Allowed Affected Unsecured Claim held by such Affected Unsecured Creditor, divided by (y) the total principal amount of all Allowed Affected Unsecured Claims held by Affected Unsecured Creditors (other than Cash Pool Creditors).

“Affected Unsecured Creditors Classes” means the classes of Affected Unsecured Creditors entitled to vote on this Plan at the Meetings in accordance with the terms of the Meeting Order, which, for certainty, are (i) the LPRC Class, (ii) the LPR Holdings Class, (iii) the LPRI Class, (iv) the Wiser Oil Class, and (v) the Wiser Delaware Class, and “Affected Unsecured Creditors Class” means any one of them.

“Agent” means JP Morgan Chase Bank, N.A., Toronto Branch, in its capacity as agent of the Syndicate.

“Agreed Number” means, with respect to the LPRC Class A Voting Common Shares, LPRC Preferred Shares, LPRI Class A Voting Common Shares and LPRI Multiple Voting Common Shares to be issued on the Plan Implementation Date pursuant to this Plan, the number of such shares as is, in each case, agreed to by the Applicants, the Monitor and the Majority Initial Consenting Noteholders; provided that (i) the Agreed Number of LPRC Preferred Shares shall be equal to the Agreed Number of LPRI Multiple Voting Common Shares, (ii) the Agreed Number of LPRC Class A Voting Common Shares shall be equal to the Agreed Number of LPRI Class A Voting Common Shares, and (iii) the aggregate number of LPRC Preferred Shares issued on the Plan Implementation Date pursuant to this Plan shall be equal to three (3) times the aggregate number of LPRC Class A Voting Common Shares issued on the Plan Implementation Date pursuant to this Plan.

“Agreed Number of Votes” means the number of votes attaching to the LPRC Class C Multiple Voting Share to be agreed to by the Applicants, the Monitor and the Majority Initial Consenting Noteholders; provided that such number shall represent greater than 70% of the total voting rights attached to all voting securities of LPRC that are outstanding immediately following Plan Implementation.

“Allowed” means, with respect to a Claim, any Claim or any portion thereof that has been finally allowed pursuant to the Claims Procedure Order for purposes of receiving distributions under this Plan in accordance with the Claims Procedure Order or a Final Order of the Court.

“Anticipated Implementation Date” means January 31, 2014, or such other date as may be agreed by the Applicants, the Monitor, the Agent and the Majority Initial Consenting Noteholders.

“Applicable Law” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law, whether in Canada, the United States or any other country, of any domestic or foreign nation, province, territory, state, city or other political subdivision or of any Governmental Entity.

“Applicants” has the meaning ascribed thereto in the recitals.

“Backstop Agreement” means the backstop agreement dated September 24, 2013 between the Applicants and the Backstoppers, as it may be amended, restated, supplemented or varied from time to time in accordance with the terms thereof.

“Backstop Amount” means cash in an amount equal to 4% of the New Investment Amount.

“Backstop Commitment” means the commitment to fund the entire New Investment Amount provided by the Backstoppers pursuant to and in accordance with the terms and conditions of the Backstop Agreement.

“Backstop Deadline” has the meaning ascribed thereto in the Meeting Order.

“Backstop Funding Deadline” has the meaning ascribed to such term in Section 4.5(f).

“Backstop Joinder” means an agreement in the form set out as Schedule B to the Backstop Agreement pursuant to which, subject to the terms and conditions of the Backstop Agreement, a Qualifying Unsecured Creditor may agree to become a Backstopper and be bound by the terms of the Backstop Agreement.

“Backstop Payment Amount” has the meaning ascribed to such term in Section 4.5(e)(ii).

“Backstopped Shares” has the meaning ascribed to such term in Section 4.5(e)(i).

“Backstoppers” means those Qualifying Unsecured Creditors that are Consenting Creditors and are parties to the Backstop Agreement (and any of their permitted assignees or designees), either by having executed the original Backstop Agreement as at September 24, 2013 or a Backstop Joinder on or before the Backstop Deadline, and “Backstopper” means any one of them.

“Backstopper’s Pro-Rata Share” means, with respect to each Backstopper, (x) the amount of the Backstop Commitment committed to by such Backstopper pursuant to the Backstop Agreement, divided by (y) the New Investment Amount.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Business Day” means a day, other than Saturday, Sunday or a statutory holiday, on which banks are generally open for the transaction of commercial business in Calgary, Alberta and New York, New York.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Cash Election” means a written election by an Affected Unsecured Creditor which holds an Allowed Affected Unsecured Claim in an aggregate amount greater than the Cash Pool Cap to reduce the aggregate amount of such Allowed Affected Unsecured Claim to the Cash Pool Cap, made in the form attached as Schedule I to the Meeting Order.

“Cash Election Deadline” has the meaning ascribed thereto in the Meeting Order.

“Cash Pool” means a pool of cash in the amount of the Distributable Amount to be established on the Plan Implementation Date pursuant to Section 4.1.

“Cash Pool Cap” means $10,000 (or such greater amount as may be agreed to by the Applicants, the Monitor and the Majority Initial Consenting Noteholders prior to the Plan Implementation Date).

“Cash Pool Creditor” means an Affected Unsecured Creditor who, on the Plan Implementation Date, holds an Allowed Affected Unsecured Claim in an aggregate amount that either (i) is not greater than the Cash Pool Cap, or (ii) is greater than the Cash Pool Cap but which the Affected Unsecured Creditor elected, by providing a Cash Election to the Monitor before the Cash Election Deadline, to reduce to the Cash Pool Cap;

“Cash Pool Creditor’s Pro-Rata Share” means, with respect to each Cash Pool Creditor as at the relevant time, (x) the principal amount of the Allowed Affected Unsecured Claim held by such Cash Pool Creditor (as such amount may have been reduced by the Cash Election of such Cash Pool Creditor), divided by (y) the total principal amount of all Allowed Affected Unsecured Claims held by all Cash Pool Creditors (as such amounts may have been reduced by the Cash Elections of any such Cash Pool Creditors).

“CCAA” has the meaning ascribed thereto in the recitals.

“CCAA Proceeding” means the proceeding commenced by the Applicants under the CCAA on the Filing Date.

“Charges” means the Administration Charge, the Directors’ Charge, the DIP Lenders’ Charge, the KERP Charge and the Subordinated Advisor Charge, each as defined in the Initial Order, the Hedging Charge as defined in the Order of the Court dated November 27, 2013, and any other charges on the property of the Applicants granted by Order of the Court.

“Claim” has the meaning ascribed thereto in the Claims Procedure Order.

“Claims Procedure Order” means the Order of the Court under the CCAA dated October 9, 2013, establishing a claims procedure in respect of the Applicants, as same may be amended, restated or varied from time to time.

“Company Advisors” means Bennett Jones LLP, Richards, Layton & Finger, P.A., Vinson & Elkins LLP and RBC Dominion Securities Inc.

“Consenting Creditors” means the Initial Consenting Noteholders and any other Affected Unsecured Creditors that are parties to the Support Agreement (and any of their permitted assignees), either by having executed the original Support Agreement as at September 24, 2013 or a Support Joinder on or before the Backstop Deadline.

“Court” has the meaning ascribed thereto in the recitals.

“Creditor” means any Person having a Claim, but only with respect to and to the extent of such Claim, including the transferee or assignee of a transferred Claim that is recognized as a Creditor in accordance with the Claims Procedure Order or a trustee, executor, liquidator, receiver, receiver and manager, or other Person acting on behalf of or through such Person.

“Current Credit Agreement” means the credit agreement dated March 18, 2011, as amended, among LPRI as parent, LPRC as borrower, the Agent, and the Syndicate.

“Current Credit Facility” means the credit facility provided to LPRC, as borrower, pursuant to the Current Credit Agreement.

“Current Bank Security” means all security agreements, security interests, liens, debentures, charges and other Encumbrances granted by the Applicants in favour of the Agent and/or the Syndicate to secure the obligations of any one or more of the Applicants under the Current Credit Facility or any other agreements, instruments or other arrangements contemplated by the Current Credit Agreement.

“DIP Agreement” means the debtor-in-possession credit agreement between LPRC, as borrower, LPRI, as guarantor, and the DIP Lenders, as such agreement may be modified, amended or supplemented in accordance with the terms thereof, the Initial Order or any other Order.

“DIP Facility” means the interim financing facility provided to LPRC, as borrower, by the DIP Lenders pursuant to the DIP Agreement.

“DIP Lenders” means, collectively, JP Morgan Chase Bank, N.A., Toronto Branch, Bank of Montreal, Wells Fargo Bank, N.A., Canadian Branch, The Toronto Dominion Bank, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, and JP Morgan Chase Bank, N.A., Toronto Branch, as administrative agent.

“Directors” means all current and former directors and individual managers (or their estates) of any one or more of the Applicants, in such capacity, and “Director” means any one of them.

“Disputed Distribution Claim” means an Affected Unsecured Claim (including a contingent Affected Unsecured Claim which may crystallize upon the occurrence of an event or events occurring after the Filing Date) or such portion thereof which has not been Allowed, which is disputed for distribution purposes in accordance with the Claims Procedure Order and which remains subject to adjudication for distribution purposes in accordance with the Claims Procedure Order and, for certainty, does not include any Equity Claims.

“Disputed Distribution Claims Reserve” means the reserve, if any, to be established by the Applicants on the Plan Implementation Date, which shall be comprised of the consideration that would have been paid to holders of Disputed Distribution Claims if such Disputed Distribution Claims had been Allowed Claims as of such date and which shall be acceptable to the Applicants, the Monitor and the Majority Initial Consenting Noteholders.

“Distributable Amount” means $700,000 (or such greater amount as may be agreed to by the Applicants, the Monitor and the Majority Initial Consenting Noteholders prior to the Plan Implementation Date).

“Distribution Date” means the date or dates, excluding the Initial Distribution Date, determined by the Applicants and the Monitor from time to time on which to effect subsequent distributions in respect of Allowed Claims (including any Disputed Distribution Claim that becomes an Allowed Affected Unsecured Claim pursuant to the provisions of this Plan).

“DTC” means The Depository Trust Company or Cede & Co. as its nominee, in its capacity as registered holder of the Notes, or any successor thereof.

“Effective Time” means 12:01 a.m. (Calgary time) on the Plan Implementation Date or such other time on such date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree.

“Employee Amounts” means all outstanding wages, salaries and employee benefits (including employee medical, dental, disability, life insurance and similar benefit plans or arrangements, incentive plans, share compensation plans and employee assistance programs and employee or employer contributions in respect of pension or group savings plans, and other benefits), vacation pay, commissions, bonuses and other incentive payments, termination and severance payments, and employee expenses and reimbursements, in each case incurred in the ordinary course of business and consistent with existing compensation policies and arrangements, and all equivalent amounts related to individuals who perform employment-like services for the Applicants as contractors.

“Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, hypothec, adverse interest, security interest or other encumbrance, whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights, and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Alberta.

“Equity Claim” means a Claim that is an “equity claim” within the meaning of section 2(1) of the CCAA, and, for certainty, includes (i) any claims resulting from the ownership, purchase or sale of an Equity Interest, and (ii) any indemnification claims against the Applicants related to or arising from (i) above.

“Equity Claimant” means any Person with an Equity Claim or holding an Equity Interest, but only in such capacity, and for certainty includes an Existing Shareholder in its capacity as such.

“Equity Interests”, with respect to LPRI, has the meaning ascribed thereto in section 2(1) of the CCAA and, for certainty, includes the Existing Parent Shares, the Options and any other interest in or entitlement to shares in the capital stock of LPRI.

“Existing Common Shareholder” means any Person who holds or is entitled to the Existing Common Shares at the relevant time, but only in such capacity.

“Existing Common Shares” means all shares of common stock, par value US$0.01 per share in the capital of LPRI that are issued and outstanding at the relevant time.

“Existing Parent Shares” means all shares in the capital stock of LPRI, of any class, whether shares of common stock, par value US$0.01 per share or shares of preferred stock, par value US$0.01 per share (including shares of preferred stock of that certain series designated as Series

A Junior Participating Stock), or otherwise, that are issued and outstanding immediately prior to the Effective Time, and for certainty does not include any New Shares in the capital stock of LPRI issued on the Plan Implementation Date pursuant to this Plan.

“Existing Shareholder” means any Person who holds or is entitled to the Existing Parent Shares or any shares in the authorized capital stock of LPRI immediately prior to the Effective Time, but only in such capacity, and for certainty does not include any Person that is issued New Shares on the Plan Implementation Date pursuant to this Plan, in such capacity.

“Filing Date” has the meaning ascribed thereto in the recitals.

“Final Order” means any order, ruling or judgment of the Court, or any other court of competent jurisdiction, which has not been reversed, modified or vacated, and is not subject to any stay, and in respect of which all applicable appeal periods shall have expired and any appeals therefrom shall have been disposed of by the applicable appellate court.

“Final Prior Shareholder List” has the meaning ascribed to such term in Section 3.13(a).

“Fractional Interests” has the meaning ascribed to such term in Section 4.13.

“Funding Deadline” has the meaning ascribed to such term in Section 4.5(b).

“Government Priority Claims” means all Claims of Governmental Entities against the Applicants in respect of amounts that are outstanding and that are of a kind that could reasonably be subject to a demand under:

(a)                                 subsections 224(1.2) of the Canadian Tax Act;

(b)                                 any provision of the Canada Pension Plan or the Employment Insurance Act (Canada) that refers to subsection 224(1.2) of the Canadian Tax Act and provides for the collection of a contribution, as defined in the Canada Pension Plan, or employee’s premium or employer’s premium as defined in the Employment Insurance Act (Canada), or a premium under Part VII. I of that Act, and of any related interest, penalties or other amounts; or

(c)                                  any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the Canadian Tax Act, or that refers to that subsection, to the extent that such provision provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum:

(i)             has been withheld or deducted by a person from a payment to another person and is in respect of a tax similar in nature to the income tax imposed on individuals under the Canadian Tax Act; or

(ii)          is of the same nature as a contribution under the Canada Pension Plan if the province is a “province providing a comprehensive pension plan” as defined in subsection 3(1) of the Canada Pension Plan and the provincial legislation establishes a “provincial pension plan” as defined in that subsection.

“Governmental Entity” means any government, regulatory authority, government department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making body or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Information Circular” has the meaning ascribed thereto in the Meeting Order.

“Initial Backstoppers” means those Backstoppers (and any of their permitted assignees) that were the original signatories to the Backstop Agreement (as distinct from a Backstop Joinder) as at September 24, 2013.

“Initial Consenting Noteholders” means those Noteholders (and any of their permitted assignees) that were the original signatories to the Support Agreement (as distinct from a Support Joinder) as at September 24, 2013 and “Initial Consenting Noteholder” means any one of them.

“Initial Distribution Date” means the Plan Implementation Date or such other date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree.

“Initial Order” has the meaning ascribed thereto in the recitals.

“Insured Claim” means all or that portion of any Claim against one or more of the Applicants, Directors or Officers asserted prior to the Filing Date (or, if asserted after the Filing Date, a Claim seeking recovery of all or part of any liability, judgment or settlement paid, obligated to be paid, or agreed to be paid resulting from the same subject matter as the Claim asserted prior to the Filing Date) for which insurance coverage is available, but only to the extent insurance coverage is available for such Claim or portion thereof.

“Intercompany Claim” means a Claim by one or more of the Applicants against one or more other Applicants.

“Joint Venture Partner” means any Person who has a working interest or joint ownership interest in any equipment, lands, properties, production, wells, facilities, plants, batteries, infrastructure or other assets associated with the oil and gas exploration business of the Applicants, in which the Applicants also have a working interest or joint ownership interest, in such capacity.

“KERP” means the payments to be made to certain key employees of the Applicants, as approved under the Initial Order and as described in the key employee retention plan letters attached to, and filed with the Court together with the confidential supplement to the Pre-Filing Report of the Monitor dated as of September 24, 2013.

“Lender Advisors” means Norton Rose Fulbright Canada LLP and Alvarez & Marsal Canada ULC, as advisors to the Agent and the Syndicate, and Torys LLP and Haynes and Boone, LLP, as advisors to the New Lenders.

“Limited Shareholder Group” means the Persons listed on Schedule “A” hereto.

“LPRC” has the meaning ascribed thereto in the recitals.

“LPRC Class A Voting Common Shares” means the Class A voting common shares in the capital of LPRC, the terms of which shall, upon giving effect to the amendment to the articles of LPRC described in Section 5.5(c), be substantially economically equivalent to the terms of the LPRC Class B Non-Voting Common Shares.

“LPRC Class B Non-Voting Common Shares” means the Class B non-voting common shares in the capital of LPRC, the terms of which shall, upon giving effect to the amendment to the articles of LPRC described in Section 5.5(c), be substantially economically equivalent to the terms of the LPRC Class A Voting Common Shares.

“LPRC Class C Multiple Voting Share” means the new Class C multiple voting share in the capital of LPRC to be created upon giving effect to the amendment to the articles of LPRC described in Section 5.5(c), the terms of which shall be substantially the same as the terms of the LPRC Class A Voting Common Shares except that the LPRC Class C Multiple Voting Share shall have attached thereto the Agreed Number of Votes.

“LPRC Issue Price” means, for each LPRC Preferred Share issued on the Plan Implementation Date, the amount determined by dividing (x) the New Investment Amount by (y) the Agreed Number of LPRC Preferred Shares issued on the Plan Implementation Date pursuant to this Plan.

“LPRC Preferred Shares” means the new redeemable convertible preferred shares in the capital of LPRC to be created upon giving effect to the amendment to the articles of LPRC described in Section 5.5(c), which shall be (i) redeemable at a redemption price per share that is initially equal to the LPRC Issue Price and will increase over time based on the Accretion Rate and (ii) convertible into LPRC Class B Non-Voting Common Shares initially on the basis of, for each LPRC Preferred Share converted, one LPRC Class B Non-Voting Common Share subject to increase over time based on the increase in the redemption price.

“LPR Holdings” has the meaning ascribed thereto in the recitals.

“LPRI” has the meaning ascribed thereto in the recitals.

“LPRI Class A Voting Common Shares” means the new Class A voting common shares in the capital stock of LPRI to be created upon giving effect to the amendment to the certificate of incorporation of LPRI described in Section 5.5(i).

“LPRI Issue Price” means, for each LPRI Multiple Voting Common Share issued on the Plan Implementation Date, the amount determined by dividing (x) the LPRI Subscription Amount by (y) the Agreed Number of LPRI Multiple Voting Common Shares issued on the Plan Implementation Date pursuant to this Plan.

“LPRI Multiple Voting Common Shares” means the new multiple voting common shares in the capital stock of LPRI to be created upon giving effect to the amendment to the certificate of incorporation of LPRI described in Section 5.5(i), the terms of which shall initially entitle the holder thereof to one (1) vote per share subject to increase over time based on the Accretion Rate.

“LPRI Subscription Amount” means the aggregate amount paid by Subscribing Unsecured Creditors to subscribe, as part of the New Investment, for the LPRI Multiple Voting Common Shares to be issued on the Plan Implementation Date pursuant to this Plan, which will be the amount determined by dividing (x) the New Investment Amount by (y) 1,000,000.

“Majority Initial Consenting Noteholders” means Initial Consenting Noteholders holding not less than a majority of the principal amount of the Notes held by all Initial Consenting Noteholders as at the time that any agreement, waiver, consent or approval is sought or required, as the case may be, and in each case as communicated to the Applicants by counsel to the Initial Consenting Noteholders in accordance with Section 10.6.

“Meetings” means the meetings of Affected Unsecured Creditors to be held on the Meeting Date called for the purpose of considering and voting on this Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meetings in accordance with the Meeting Order.

“Meeting Date” means the date on which the Meetings are held in accordance with the Meeting Order.

“Meeting Order” means the Order of the Court under the CCAA that, among other things, sets the date for the Meetings, as the same may be amended, restated or varied from time to time.

“Monitor” means PricewaterhouseCoopers Inc., as Court-appointed Monitor of the Applicants in the CCAA Proceeding.

“Monitor Advisors” means McCarthy Tétrault LLP and Potter Anderson & Corroon LLP.

“NAFTA Claim” means the claim in connection with the Notice of Arbitration submitted by LPRI on September 6, 2013 against the Government of Canada under the dispute settlement provisions of Chapter 11 of the North American Free Trade Agreement.

“NAFTA Recovery Allocation to Prior Shareholders” means:

(a)                                 if Net Proceeds of the NAFTA Claim are equal to or less than $50 million — $0;

(b)                                 if Net Proceeds of the NAFTA Claim are greater than $50 million but less than or equal to $75 million — 25% of the amount of Net Proceeds of the NAFTA Claim in excess of $50 million; or

(c)                                  if Net Proceeds of the NAFTA Claim are greater than $75 million — the amount determined in accordance with (b) of this definition, plus 50% of the amount of Net Proceeds of the NAFTA Claim in excess of $75 million.

“Net Proceeds of the NAFTA Claim” means the proceeds actually received by any of the Applicants from the full and final determination or settlement of the NAFTA Claim, after deduction of: i) all costs and expenses incurred by or on behalf of any of the Applicants related to the NAFTA Claim including, without limitation, all fees and expenses of legal counsel, advisors, and experts and all out-of-pocket, travel, filing, reproduction, and other costs, whether incurred before or after the Filing Date, and ii) any cash taxes payable in respect of such proceeds.

“New Credit Facility” means the credit facility or facilities required to be obtained by LPRC as a condition to the Recapitalization and the Support Agreement, and includes (i) the agreement or agreements pursuant to which such facility or facilities are provided and (ii) all security agreements, security interests, liens, debentures, charges and other encumbrances granted by the Applicants in favour of the providers of such facility or facilities to secure the obligations of LPRC thereunder or in connection therewith.

“New Investment” means the new investment by Subscribing Unsecured Creditors in (i) LPRC Preferred Shares in the aggregate subscription amount equal to the New Investment Amount, and (ii) LPRI Multiple Voting Common Shares in the aggregate subscription amount equal to the LPRI Subscription Amount.

“New Investment Amount” means such amount, between a minimum of US$100,000,000 and a maximum of US$110,000,000, as is agreed to by the Applicants, the Monitor and the Initial Backstoppers on or before January 8, 2014 (or such later date as may be agreed to by the Applicants, the Monitor and the Initial Backstoppers).

“New Investment Subscription Deadline” has the meaning ascribed thereto in the Meeting Order.

“New Investment Subscription Form” means the form pursuant to which each Qualifying Unsecured Creditor shall have the right, but not the obligation, to elect irrevocably to participate in the New Investment, conditional upon the implementation of this Plan and effective on the Plan Implementation Date, up to a maximum of such Affected Unsecured Creditor’s Pro-Rata Share of the New Investment, which form is attached as Schedule H to the Meeting Order.

“New Investment Subscription Privilege” means the right of a Qualifying Unsecured Creditor to participate in the New Investment by electing, in accordance with the provisions of this Plan, to subscribe for and purchase from the Applicants up to its Subscribing Unsecured Creditor’s Pro-Rata Share of LPRC Preferred Shares under the New Investment, and the same number of LPRI Multiple Voting Common Shares.

“New Lenders” means the lenders under the New Credit Facility, at the relevant time, in their capacity as such.

“New Shares” means the new shares in the capital of LPRC or in the capital stock of LPRI to be issued on the Plan Implementation Date by LPRC or LPRI, as applicable, pursuant to the provisions of this Plan.

“Note Indenture” means the note indenture dated February 14, 2012 among LPRC as issuer, the other Applicants as guarantors, and U.S. Bank National Association as trustee, pursuant to which the Notes were issued, as it may be amended, restated, varied or supplemented in accordance with its terms.

“Note Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the Note Indenture, or any successor thereof.

“Note Obligations” means all obligations, liabilities and indebtedness of the Applicants (whether as borrower, guarantor, surety or otherwise) to the Note Indenture Trustee and/or the Noteholders under, arising out of or in connection with the Notes, the Note Indenture or the guarantees granted in connection with any of the foregoing, as well as any other agreements or documents relating thereto, as at the Plan Implementation Date.

“Noteholder Advisors” means Goodmans LLP and Stroock & Stroock & Lavan LLP.

“Noteholder” means a holder of Notes, in such capacity.

“Notes” means the 10.375% senior notes due 2017 issued by LPRC pursuant to the Note Indenture.

“Officers” means all current and former officers (or their estates) of any one or more of the Applicants, in such capacity, and “Officer” means any one of them.

“Option Plans” means any plan or arrangement of any Applicant pursuant to which options, warrants or other rights to purchase or otherwise receive shares or other securities of any Applicant, in each case as such plan or arrangement may be amended, restated or varied from time to time in accordance with the terms thereof, including the Lone Pine Resources Inc. 2011 Stock Incentive Plan.

“Options” means any options, warrants, rights, conversion privileges, puts, calls, subscriptions, or other rights, entitlements, agreements, arrangements, commitments or claims of any kind (whether pre-emptive, contingent, conditional or otherwise) obligating an Applicant to sell or otherwise issue, or to purchase or otherwise acquire, shares or other securities of any Applicant, or any securities or obligations of any kind convertible into or exchangeable for shares or other securities of any Applicant, in each case that are existing or are issued and outstanding immediately prior to the Effective Time, including any award made under the Lone Pine Resources Inc. 2011 Stock Incentive Plan pursuant to which the holder thereof may purchase or otherwise receive shares of common stock of LPRI, any preferred share purchase rights under the Rights Agreement, or any options, warrants or other rights pursuant to any other Option Plan, and any rights, entitlements, agreements, arrangements, commitments or claims of any kind to receive any other form of consideration in respect of any prior or future exercise of any of the foregoing.

“Order” means any order, ruling or judgment of the Court or any other court of competent jurisdiction made in connection with the CCAA Proceeding.

“Person” means any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, Governmental Entity or any agency, officer or instrumentality thereof or of any other entity.

“Plan” means this Plan of Compromise and Arrangement filed by each of the Applicants under the CCAA, as it may be amended, supplemented or restated from time to time in accordance with the terms hereof, the Meeting Order and any further Order.

“Plan Implementation Date” means the Business Day on which this Plan becomes effective, which shall be the Business Day on which the Monitor delivers to the Applicants and Goodmans LLP the certificate referenced in Section 9.2.

“Plan Supplement Document” means any document or agreement that is entered into in order to supplement or implement the provisions of this Plan, and that is expressly established as a “Plan Supplement Document” in its terms, including any “Plan Supplement” within the meaning of the Meeting Order.

“Post-Filing Trade Payables” means trade payables that were incurred by the Applicants in the ordinary course of business (i) after the Filing Date but before the Plan Implementation Date and (ii) in compliance with the Initial Order and any other Orders issued in connection with the CCAA Proceeding.

“Post-Implementation Boards” means (i) the board of directors of LPRC upon implementation of the Plan and (ii) the board of directors of LPRI upon implementation of the Plan, as appointed in accordance with the Sanction Order.

“Prior Ranking Secured Claims” means Claims existing on both the Filing Date and the Plan Implementation Date, other than (i) Syndicate Claims and (ii) Claims secured by the Charges, that in each case have the benefit of a valid and enforceable security interest in, mortgage or charge over, lien against or other similar interest in, any of the assets that the Applicants own or to which the Applicants are entitled, but only to the extent of the realizable value of the property subject to such security.

“Proof of Claim” has the meaning ascribed thereto in the Claims Procedure Order.

“Qualifying Unsecured Creditor” means an Affected Unsecured Creditor as of the Voting Record Date that (i) is not a Cash Pool Creditor, and (ii) is an “accredited investor” as defined under Section 501 of Regulation D under the U.S. Securities Act.

“Recapitalization” means the transactions contemplated by this Plan.

“Released Claim” has the meaning ascribed to such term in Section 7.1.

“Released Party” and “Released Parties” have the meanings ascribed to such terms in Section 7.1.

“Required Majorities” means, in respect of each Meeting, a majority in number of Affected Unsecured Creditors representing at least two-thirds in value of the Voting Claims of Affected

Unsecured Creditors who are entitled to vote at the Meeting in accordance with the Meeting Order and who are present and voting in person or by proxy on the resolution approving this Plan at the Meeting.

“Rights Agreement” means the rights agreement dated May 11, 2011 between LPRI and Mellon Investor Services LLC, as rights agent, relating to the preferred share purchase rights attached to the shares of common stock, par value $0.01 per share of LPRI.

“Sanction Date” means the date that the Sanction Order is made by the Court.

“Sanction Order” means the Order of the Court sanctioning and approving this Plan.

“Sanction Recognition Order” means the order of the U.S. Court made in the U.S. Proceeding that, among other things, recognizes and gives effect to the Sanction Order in the United States.

“Subscribing Unsecured Creditor” means (i) each Backstopper and (ii) every other Qualifying Unsecured Creditor that submits a duly executed New Investment Subscription Form electing to participate in the New Investment in accordance with Section 4.4.

“Subscribing Unsecured Creditor’s Pro-Rata Share” means, with respect to each Subscribing Unsecured Creditor, (x) the amount of the New Investment Amount to be taken up by such Subscribing Unsecured Creditor as at the Plan Implementation Date, divided by (y) the New Investment Amount.

“Subscription Amount” has the meaning ascribed to such term in Section 4.5(a).

“Support Agreement” means the Support Agreement dated September 24, 2013 between the Applicants and the Consenting Creditors, as it may be amended, restated, supplemented or varied from time to time in accordance with the terms thereof.

“Support Joinder” means an agreement in the form set out as Schedule C to the Support Agreement or as contemplated by the Backstop Agreement pursuant to which an Affected Unsecured Creditor agrees to become a Consenting Creditor and to be bound by the terms of the Support Agreement.

“Syndicate” means the syndicate of lenders pursuant to the Current Credit Agreement, at the relevant time, in their capacity as such.

“Syndicate Claim” means a Claim of the Agent and/or the Syndicate in respect of the Current Credit Facility, the Current Credit Agreement or any other obligation of one or more of the Applicants the performance of which is secured by the Current Bank Security.

“Taxing Authority” means any one of Her Majesty the Queen, Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Canada Revenue Agency, any similar revenue or taxing agency or authority of Canada and each and every province or territory of Canada and any political subdivision thereof, the United States Internal Revenue Service, any similar revenue or taxing agency or authority of the United States and each and every state of the United States, and any Canadian, United States or other government, regulatory authority, government department, agency, commission, bureau, official, minister, court, board, tribunal or other law, rule or regulation making body or entity exercising taxing authority or power.

“U.S. Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

“U.S. Court “ means the United States Bankruptcy Court for the District of Delaware.

“U.S. Proceeding” means the proceeding commenced by LPRC, as authorized representative of the Applicants, under Chapter 15 of the U.S. Bankruptcy Code on the Filing Date.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Unaffected Claim” means any:

(a)                                 Claim secured by any of the Charges;

(b)                                 Syndicate Claim;

(c)                                  Insured Claim;

(d)                                 Intercompany Claim;

(e)                                  Post-Filing Trade Payable;

(f)                                   Claim by an Unaffected Trade Creditor arising from an Unaffected Trade Claim;

(g)                                  Claim by a Joint Venture Partner;

(h)                                 Prior Ranking Secured Claim;

(i)                                     Claim that is not permitted to be compromised pursuant to section 19(2) of the CCAA, but only to the extent not permitted;

(j)                                    Claim in respect of an Employee Amount (other than in respect of Options); and

(k)                                 Government Priority Claim.

“Unaffected Creditor” means a Creditor who has an Unaffected Claim, but only in respect of and to the extent of such Unaffected Claim.

“Unaffected Trade Claim” means a Claim of an Unaffected Trade Creditor that is not a Post-Filing Trade Payable and that arises out of or in connection with any contract, license, lease, agreement, obligation, arrangement, understanding or document with the Applicants related to the business of the Applicants.

“Unaffected Trade Creditor” means any Person that has been designated by the Applicants, with the consent of the Monitor, as a critical supplier in accordance with the Initial Order.

“Undeliverable Distribution” has the meaning ascribed to such term in Section 4.11.

“Voting Claim” has the meaning ascribed thereto in the Claims Procedure Order.

“Voting Record Date” has the meaning ascribed thereto in the Meeting Order.

“Website” means http://www.pwc.com/car-lpr.

“Wiser Delaware” has the meaning ascribed thereto in the recitals.

“Wiser Oil” has the meaning ascribed thereto in the recitals.

1.2                               Certain Rules of Interpretation

For the purposes of this Plan:

(a)                                 any reference in this Plan to an Order, document or exhibit filed or to be filed means such Order, document or exhibit as it may have been or may be amended, modified, or supplemented in accordance with its terms, the Support Agreement, any Orders and this Plan, as applicable;

(b)                                 unless otherwise specified, all references to currency are in Canadian dollars;

(c)                                  the division of this Plan into “articles” and “sections” are for convenience of reference only and do not affect the construction or interpretation of this Plan, and the descriptive headings of “articles” and “sections” are not intended as complete or accurate descriptions of the content thereof;

(d)                                 the use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(e)                                  the words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(f)                                   unless otherwise specified, all references to time herein and in any document issued pursuant hereto mean local time in Calgary, Alberta and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. (Calgary time) on such Business Day;

(g)                                  unless otherwise specified herein or in the Meeting Order, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next succeeding Business Day if the last day of the period is not a Business Day;

(h)                                 unless otherwise provided, any reference to a statute or other enactment of parliament or a legislature includes all regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation;

(i)                                     references to a specified “article” or “section” shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specified article or section of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular “article”, “section” or other portion of this Plan and include any documents supplemental hereto; and

(j)                                    the word “or” is not exclusive.

1.3                               Successors and Assigns

This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan.

1.4                               Governing Law

This Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. All questions as to the interpretation of or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the jurisdiction of the Court.

ARTICLE 2
PURPOSE AND EFFECT OF PLAN

2.1                               Purpose

The purpose of this Plan is:

(a)                                 to implement the Recapitalization, which will significantly reduce the Applicants’ indebtedness and provide the Applicants with essential financing to address their current and future liquidity needs;

(b)                                 to provide for a settlement of all Allowed Affected Claims;

(c)                                  to effect a release and discharge of all Affected Claims and Released Claims; and

(d)                                 to ensure the continued viability and ongoing operations of the Applicants,

in the expectation that the Persons who have an economic interest in the Applicants, when considered as a whole, will derive a greater benefit from the implementation of this Plan than would result from a bankruptcy of the Applicants.

2.2                               Persons Affected

This Plan provides for (i) a full and final release and discharge of the Affected Claims and Released Claims, (ii) a settlement of, and consideration for, all Allowed Affected Unsecured Claims, and (iii) a recapitalization of the Applicants.  This Plan will become effective at the Effective Time in accordance with its terms and the steps and sequence set forth in Section 5.5, and shall be binding on the Applicants, all Affected Creditors (including Equity Claimants), all Released Parties and all other Persons named or referred to in, or subject to, this Plan.

2.3                               Persons Not Affected

This Plan does not affect the Unaffected Creditors.  Nothing in this Plan shall affect the Applicants’ obligations, rights and defences, both legal and equitable, with respect to any Unaffected Claims, including all rights with respect to legal and equitable defences or entitlements to set-offs or recoupments against such Unaffected Claims.

ARTICLE 3
CLASSIFICATION AND TREATMENT OF CREDITORS AND RELATED MATTERS

3.1                               Claims Procedure

The procedure for determining the validity and quantum of the Affected Claims for voting and distribution purposes under this Plan shall be governed by the Claims Procedure Order, the Meeting Order, the CCAA, this Plan and any further Order of the Court.

3.2                               Classification of Affected Unsecured Claims

In accordance with the Meeting Order, for the purpose of voting on this Plan, the Affected Unsecured Claims are divided into classes as set out below:

Affected Unsecured Creditors Class	Affected Unsecured Claims
LPRC Class	Affected Unsecured Claims against LPRC
LPR Holdings Class	Affected Unsecured Claims against LPR Holdings
LPRI Class	Affected Unsecured Claims against LPRI
Wiser Oil Class	Affected Unsecured Claims against Wiser Oil
Wiser Delaware Class	Affected Unsecured Claims against Wiser Delaware

If an Applicant is excluded from this Plan pursuant to Section 10.4(b), the Affected Unsecured Claims against such Applicant and the corresponding Affected Unsecured Creditors Class set out above will be removed from this Plan and such Affected Unsecured Claims will no longer be Affected Unsecured Claims and shall be deemed to be Unaffected Claims for purposes of this

Plan; and, for certainty, a Creditor will have no right to vote on or receive distributions under this Plan in respect of such removed Claims.

For certainty, Noteholders shall be permitted to vote and to receive distributions under the Plan in respect of each Affected Unsecured Creditors Class as the Notes were either issued or guaranteed by each of the Applicants.  For certainty, Equity Claimants shall not be entitled to vote on this Plan or to receive any distributions hereunder.

3.3                               Creditors’ Meetings

The Meetings shall be held in accordance with the Meeting Order and any further Order of the Court.  The only Persons entitled to attend the Meetings are those specified in the Meeting Order.

3.4                               Treatment of Affected Unsecured Claims

An Affected Unsecured Creditor shall receive distributions in respect of its Affected Unsecured Claim as set forth below only to the extent that such Claim is an Allowed Affected Unsecured Claim and has not been paid, released, discharged or otherwise satisfied prior to the Plan Implementation Date.

On the Plan Implementation Date, in accordance with the steps and sequence set forth in Section 5.5, and in full and final satisfaction of all Affected Unsecured Claims:

For Cash Pool Creditors:

(a)                                 each Cash Pool Creditor, will receive an amount from the Cash Pool equal to the lesser of (i) the amount of its Allowed Affected Unsecured Claim (as such amount may have been reduced by the Cash Election of such Cash Pool Creditor), and (ii) its Cash Pool Creditor’s Pro-Rata Share of the Cash Pool; provided that despite any other provisions of this Plan the total amount payable to all Cash Pool Creditors under this Section 3.4 shall not exceed the Distributable Amount;

(b)                                 any Cash Pool Creditor who receives a distribution in accordance with Section 3.4(a) shall not be entitled to any other payment or consideration with respect to its Allowed Affected Unsecured Claim; and

For Affected Unsecured Creditors (other than Cash Pool Creditors):

(c)                                  each other Affected Unsecured Creditor (other than Cash Pool Creditors) with an Allowed Affected Unsecured Claim will receive:

(i)                  its Affected Unsecured Creditor’s Pro-Rata Share of the Agreed Number of LPRC Class A Voting Common Shares;

(ii)               one LPRI Class A Voting Common Share for each LPRC Class A Voting Common Share issued pursuant to (i) immediately above; and

(iii)            if such Affected Unsecured Creditor is a Backstopper, its Backstopper’s Pro-Rata Share of the Backstop Amount.

All Affected Unsecured Claims shall be fully, finally, irrevocably and forever compromised, settled, released, discharged, extinguished, cancelled and barred on the Plan Implementation Date.

3.5                               Treatment of Equity Claims

On the Plan Implementation Date, in accordance with the steps and sequence set forth in Section 5.5 but subject to the provisions of Section 3.12, all Equity Interests and all Equity Claims shall be fully, finally, irrevocably and forever compromised, settled, released, discharged, extinguished, cancelled and barred.  Equity Claimants shall not receive any consideration or distributions under this Plan or otherwise recover anything in respect of their Equity Claims or Equity Interests, and shall not be entitled to vote on this Plan at the Meetings in respect of their Equity Claims.

3.6                               Treatment of Unaffected Claims

Unaffected Creditors will not receive any consideration or distributions under this Plan in respect of their Unaffected Claims (except to the extent their Unaffected Claims are paid in full on the Plan Implementation Date in accordance with the express terms of Section 5.5), and shall not be entitled to vote on this Plan at the Meetings in respect of their Unaffected Claims.

3.7                               Disputed Distribution Claims

Any Affected Unsecured Creditor with a Disputed Distribution Claim shall not be entitled to receive any distribution hereunder with respect to such Disputed Distribution Claim unless and until such Claim becomes an Allowed Affected Unsecured Claim.  A Disputed Distribution Claim shall be resolved in accordance with the Claims Procedure Order.  Distributions pursuant to Section 3.4 shall be paid from the Disputed Distribution Claims Reserve in accordance with Section 6.2 in respect of any Disputed Distribution Claim that is finally determined to be an Allowed Affected Unsecured Claim in accordance with the Claims Procedure Order.

3.8                               Extinguishment of Claims

On the Plan Implementation Date, in the sequence set forth in Section 5.5 and in accordance with the provisions of the Sanction Order and the Sanction Recognition Order, the treatment of Affected Claims (including Allowed Claims and Disputed Distribution Claims), Equity Interests and all Released Claims, in each case as set forth herein, shall be final and binding on the Applicants, all Affected Creditors (and their respective heirs, executors, administrators, legal personal representatives, successors and assigns) and any Person holding an Equity Interest or a Released Claim, and all Affected Claims, Equity Interests and all Released Claims shall be fully, finally, irrevocably and forever released, discharged, cancelled and barred, and the Released Parties shall thereupon have no further obligation whatsoever in respect of the Affected Claims, Equity Interests and the Released Claims, as applicable; provided that nothing herein releases the Applicants or any other Person from their obligations to make distributions in the manner and to the extent provided for in this Plan; and provided further that such discharge and release of the

Applicants shall be without prejudice to the right of a Creditor in respect of a Disputed Distribution Claim to prove such Disputed Distribution Claim in accordance with the Claims Procedure Order so that such Disputed Distribution Claim may become an Allowed Unsecured Claim entitled to receive consideration under Section 3.4, Section 3.7 and Section 6.2.

3.9                               Guarantees and Similar Covenants

No Person who has a Claim under any guarantee, surety, indemnity or similar covenant in respect of any Claim that is compromised and released under this Plan, or who has any right to claim over in respect of or to be subrogated to the rights of any Person in respect of a Claim that is compromised and released under this Plan, shall be entitled to any greater rights as against the Applicants than the Person whose Claim is compromised and released under this Plan.

3.10                        Multiple Affected Unsecured Claims

Notwithstanding the division of Affected Unsecured Creditors into classes by the Applicants for the purpose of voting on this Plan, all Affected Unsecured Creditors will participate in the same distribution scheme under this Plan.  At the Effective Time, for distribution purposes under this Plan, in respect of all Affected Unsecured Creditors and their rights in respect of Affected Unsecured Claims: (a) all guarantees of an Applicant of the payment or performance by another Applicant with respect to any Affected Unsecured Claim will be deemed eliminated and cancelled; (b) any Affected Unsecured Claim and all guarantees by an Applicant of any Affected Unsecured Claim will be treated as a single Affected Unsecured Claim against the Applicants; (c) any joint obligation of any Applicant with another Applicant will be treated as a single Affected Unsecured Claim against the Applicants; and (d) each Affected Unsecured Claim in respect of any Applicant will be deemed to be one Affected Unsecured Claim against, and obligation of, the Applicants.

For certainty, the treatment of Affected Unsecured Claims in this Section 3.10 will not affect the legal and corporate structures of the Applicants or cause any Applicant to be liable for any Claim for which it is not otherwise liable.

3.11                        Set-Off

The law of set-off applies to all Claims.

3.12                        Conditions to Final Shareholder List Distributions

Provided that, by no later than 3:00 p.m. (Calgary time) on January 6, 2014:

(a)                                 in respect of all Proofs of Claim filed by the Limited Shareholder Group, either: (i) all such Proofs of Claim have been irrevocably withdrawn, released and abandoned; or (ii) no notice of dispute has been (or shall at any time before or after January 6, 2014 be), filed in respect of any notice of disallowance filed in respect of any such Proof of Claim; or (iii) any notice of dispute filed in response to any notice of disallowance filed in respect of any such Proof of Claim shall have been irrevocably withdrawn, released and abandoned;

(b)                                 any appeal of, or motion for leave to appeal, any Order made in the CCAA Proceeding or in the U.S. Proceeding has been irrevocably withdrawn, dismissed or abandoned on a without costs basis; and

(c)                                  Dentons Canada LLP has served and filed an irrevocable notice to the Court and the U.S. Court confirming, in form and substance acceptable to the Applicants, that, on behalf of the holders of Equity Interests that they represent (including each of the members of the Limited Shareholder Group), they consent to the making of the Sanction Order, the Sanction Recognition Order and the implementation of the Plan; and

provided further that, all such matters continue to be true as of the Effective Time, and that at no time prior to the Effective Time shall Dentons Canada LLP or any member of the Limited Shareholder Group or any representative thereof have opposed the entry of the Sanction Order or the Sanction Recognition Order or any other holder of an Equity Interest have successfully opposed the entry of the Sanction Order or the Sanction Recognition Order or any of the foregoing parties have taken any other action adverse to the implementation of the Plan (including, for example, by filing any motion to appeal or seeking leave to appeal either the Sanction Order or the Sanction Recognition Order), then the provisions of Section 3.13 shall apply, failing which, Section 3.13 shall not apply and shall be deemed to be excised from the Plan in its entirety.  In the event that it is determined by the Applicants that Section 3.13 does not apply, then the actions taken by the Limited Shareholder Group under this Section 3.12 shall be null and void and all such withdrawn, released and abandoned proofs of claim, related notices of dispute and/or applicable motions for leave shall be deemed reinstated and the applicable persons to whom the foregoing relate shall be at liberty to take such actions as necessary to effectuate such reinstatement.

3.13                        Conditional Distributions to Final Shareholder List

If, and only if, the conditions set out in Section 3.12 have been satisfied in accordance with the terms thereof, including that such conditions continue to be true as of the Effective Time, the following provisions shall apply:

(a)                                 The register of holders of Existing Common Shares as at the earlier of (i) January 31, 2014 and (ii) the Business Day prior to the Plan Implementation Date, as obtained from LPRI’s transfer agent for the Existing Common Shares, shall be provided to the Monitor by the Applicants as soon as practicable thereafter and shall, for all purposes, be determinative of the identity of Existing Common Shareholders for the purposes of this Section 3.13 and the entitlements of such Existing Common Shareholders to receive their pro rata interest of any NAFTA Recovery Allocation to Prior Shareholders (the “Final Prior Shareholder List”).

(b)                                 The Final Prior Shareholder List shall be conclusive and final evidence for the purposes of determining who is entitled to receive any portion of the NAFTA Recovery Allocation to Prior Shareholders (if any) and no Person (including the Applicants, the Monitor or any distribution agent) shall be required to update or confirm the accuracy or currency of any of the information set out in the Final

Prior Shareholders List and neither the Monitor, the Applicants or any distribution agent shall have any liability or obligation in respect of any deliveries made or not made to a beneficial shareholder or any other person.  The Monitor or the Applicants may (but shall not be required to) seek any Orders from the Court in connection with any distribution of a NAFTA Recovery Allocation to Prior Shareholders.

(c)                                  Notwithstanding any provision of this Section 3.13 providing for any potential NAFTA Recovery Allocation to Prior Shareholders, the Applicants shall have complete and unfettered control over the carriage, investigation, prosecution, abandonment and settlement of the NAFTA Claim as they determine in their business judgment and in the sole interest of the Applicants.  Without limiting the generality of the foregoing, the Applicants shall not be required to consult with or provide any information in respect of the NAFTA Claim or its status to any Person who may be listed in the Final Prior Shareholders List or any representative thereof nor shall the Applicants owe any duty whatsoever to any such Persons with respect to the NAFTA Claim.  The sole obligation of the Applicants shall be to remit to the Monitor (if not discharged) or another distribution agent of the Applicants’ choosing (if the Monitor has been discharged) any NAFTA Recovery Allocation to Prior Shareholders which they actually receive (if any) for distribution to those Persons listed in the Final Prior Shareholder List.

(d)                                 Forthwith upon receipt by the Monitor or another distribution agent of the Applicants’ choosing (if the Monitor has been discharged) of any NAFTA Recovery Allocation to Prior Shareholders, such funds, less any amounts that may be required to be paid to the distribution agent, shall be distributed pro rata to the Persons listed in the Final Prior Shareholder List.

(e)                                  The conditional entitlement of Persons listed in the Final Prior Shareholder List to receive a distribution of their pro rata interest of any NAFTA Recovery Allocation to Prior Shareholders will be non-interest bearing, will not be assignable or transferable (and the Applicants shall not be required to recognize any purported assignment or transfer) except by operation of law, and will not be represented by any form of certificate or instrument, and such Persons shall have no rights common to shareholders of any of the Applicants.

(f)                                   Concurrently with the payments to be made pursuant to Section 5.5(bb), the Applicants shall make a facilitation payment to Dentons Canada LLP in the amount of $100,000.

(g)                                  Notwithstanding anything in this Section 3.13, and for greater certainty, in the event that this Section 3.13 applies, the cancellation of all Equity Claims and Equity Interests pursuant to Section 3.5 and Section 5.5(k) shall continue to apply.

ARTICLE 4
ELECTIONS, DISTRIBUTIONS AND PAYMENTS

4.1                               Distributions of Cash Pool Amounts to Cash Pool Creditors

(a)                                 This Section 4.1 sets forth the distribution mechanics with respect to the Cash Pool to be distributed to Cash Pool Creditors, as determined for each Cash Pool Creditor pursuant to Section 3.4(a).

(b)                                 Based on the documents received by the Monitor pursuant to the Claims Procedure Order and the Meeting Order, the Monitor shall calculate, with respect to each Cash Pool Creditor, its Cash Pool Creditor’s Pro-Rata Share, and the Monitor shall provide all such information to the Applicants and Goodmans LLP at least ten (10) Business Days prior to the Anticipated Implementation Date (unless extended by the Applicants, with the consent of the Majority Initial Consenting Noteholders).

(c)                                  On the Initial Distribution Date, upon receipt of and in accordance with a written direction of the Monitor prepared based on the information received by the Monitor pursuant to Section 4.1(b), as so directed by the Monitor, the Applicants shall deliver to each Cash Pool Creditor its Cash Pool Creditor’s Pro-Rata Share of the Cash Pool.

4.2                               Distributions of New Shares to Noteholders

(a)                                 This Section 4.2 sets forth the distribution mechanics with respect to the LPRC Class A Voting Common Shares and LPRI Class A Voting Common Shares that are to be distributed to the Noteholders in respect of their Notes, as determined for each Noteholder pursuant to Section 3.4(c).

(b)                                 Upon receipt of and in accordance with written instructions from the Monitor, the Note Indenture Trustee shall instruct DTC to, and DTC shall: (i) establish an escrow position representing the respective positions of the Noteholders as of the Plan Implementation Date for the purpose of making distributions to the Noteholders on and after the Plan Implementation Date; and (ii) block any further trading in the Notes, effective as of the close of business on the Business Day immediately prior to the Plan Implementation Date, all in accordance with the customary practices and procedures of DTC.

(c)                                  If both the LPRC Class A Voting Common Shares and the LPRI Class A Voting Common Shares are eligible to be settled through DTC on the Initial Distribution Date, then:

(i)                                     the registration and delivery of LPRC Class A Voting Common Shares and LPRI Class A Voting Common Shares to be distributed to each Noteholder pursuant to the provisions of this Plan shall be made through the facilities of DTC to DTC participants, who, in turn, shall effect the delivery of interests in such LPRC Class A Voting Common Shares and

LPRI Class A Voting Common Shares to the beneficial holders of such Notes pursuant to standing instructions and customary practices and procedures; and

(ii)                                  the Applicants and the Monitor shall have satisfied their responsibilities in respect of the distribution of LPRC Class A Voting Common Shares and LPRI Class A Voting Common Shares to the Noteholders in accordance with the provisions of this Plan once such shares have been delivered to DTC; and will have no liability or obligation in respect of deliveries from DTC, or its nominee, to DTC participants or from DTC participants to beneficial holders of the Notes.

(d)                                 If the LPRC Class A Voting Common Shares or the LPRI Class A Voting Common Shares are not eligible to be settled through DTC on the Initial Distribution Date, then the registration and delivery of LPRC Class A Voting Common Shares and LPRI Class A Voting Common Shares to be distributed to each Noteholder pursuant to the provisions of this Plan shall be made in accordance with a written direction of the Monitor prepared based on information obtained through DTC and DTC participants (by way of a letter of transmittal process or such other process as is agreed to by the Applicants, the Monitor, the Majority Initial Consenting Noteholders and the Note Indenture Trustee) regarding registration and delivery of such LPRC Class A Voting Common Shares and LPRI Class A Voting Common Shares to or for the benefit of Noteholders.

4.3                               Distributions of New Shares to Affected Unsecured Creditors other than Noteholders and Cash Pool Creditors

(a)                                 This Section 4.3 sets forth the distribution mechanics with respect to the LPRC Class A Voting Common Shares and LPRI Class A Voting Common Shares that are to be distributed to Affected Unsecured Creditors (other than Noteholders and Cash Pool Creditors), as determined for each Affected Unsecured Creditor pursuant to Section 3.4(c).

(b)                                 Based on the documents received by the Monitor pursuant to the Claims Procedure Order and the Meeting Order, the Monitor shall calculate, with respect to each such Affected Unsecured Creditor, its Affected Unsecured Creditor’s Pro-Rata Share, and the Monitor shall provide all such information to the Applicants and Goodmans LLP at least three (3) Business Days prior to the Anticipated Implementation Date (unless extended by the Applicants, with the consent of the Majority Initial Consenting Noteholders).

(c)                                  On the Initial Distribution Date, upon receipt of and in accordance with a written direction of the Monitor prepared based on the information received by the Monitor pursuant to Section 4.3(b), as so directed by the Monitor, the Applicants shall register and deliver to each such Affected Unsecured Creditor its Affected

Unsecured Creditor’s Pro-Rata Share of the LPRC Class A Voting Common Shares and the LPRI Class A Voting Common Shares.

4.4                               Election to Participate in New Investment

(a)                                 Each Affected Unsecured Creditor that is a Qualifying Unsecured Creditor shall be entitled to participate in the New Investment.

(b)                                 Pursuant to and in accordance with the Meeting Order, the Monitor shall deliver a New Investment Subscription Form to each Affected Unsecured Creditor as of the Voting Record Date.  Each Qualifying Unsecured Creditor as of the Voting Record Date shall have the right, but not the obligation, to elect irrevocably to participate in the New Investment, conditional upon the implementation of this Plan and effective on the Plan Implementation Date, up to a maximum of such Affected Unsecured Creditor’s Pro-Rata Share of the New Investment.

(c)                                  In order to validly elect to participate in the New Investment, a Qualifying Unsecured Creditor (including any Backstopper) must return a duly executed New Investment Subscription Form to the Applicants, the Monitor and Goodmans LLP pursuant to Section 10.12 on or before the New Investment Subscription Deadline.  Any New Investment Subscription Forms received after the New Investment Subscription Deadline will be invalid and not effective and shall be disregarded for all purposes of this Plan.  For certainty, only Qualifying Unsecured Creditors are eligible to submit New Investment Subscription Forms.

(d)                                 Submission of a New Investment Subscription Form in accordance with this Section 4.4 shall constitute a subscription by the applicable Subscribing Unsecured Creditor for and a commitment by the applicable Subscribing Unsecured Creditor to participate in the New Investment by purchasing LPRC Preferred Shares (the aggregate subscription price for all such shares to be issued on the Plan Implementation Date being the New Investment Amount) and LPRI Multiple Voting Common Shares (the aggregate subscription price for all such shares to be issued on the Plan Implementation Date being the LPRI Subscription Amount) under the New Investment in accordance with Section 4.5.  Pursuant to Section 4.6(b) and Section 5.5(o), for each LPRC Preferred Share issued to a Subscribing Unsecured Creditor pursuant to this Plan as part of the New Investment, one LPRI Multiple Voting Common Share shall also be issued to that Subscribing Unsecured Creditor as part of the New Investment.

(e)                                  Any Qualifying Unsecured Creditor who also wishes to become a Backstopper shall submit a duly executed Backstop Joinder to the Applicants, the Monitor and Goodmans LLP pursuant to Section 10.12 before the Backstop Deadline.  Any Backstop Joinders received after the Backstop Deadline will be invalid and not effective and shall be disregarded for all purposes of this Plan.  For certainty, only Qualifying Unsecured Creditors are eligible to submit Backstop Joinders.

4.5                               Funding of New Investment

(a)                                 Not less than ten (10) Business Days prior to the Anticipated Implementation Date (or such other date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree), the Monitor shall inform each Subscribing Unsecured Creditor of:

(i)            the Anticipated Implementation Date;

(ii)           the number of LPRC Preferred Shares and LPRI Multiple Voting Common Shares that will be acquired by such Subscribing Unsecured Creditor on the Plan Implementation Date pursuant to the New Investment Subscription Privilege;

(iii)          the amount of funds required to be deposited in escrow with the Monitor by such Subscribing Unsecured Creditor pursuant to its New Investment Subscription Privilege (its “Subscription Amount”, which, for certainty, shall include its Subscribing Unsecured Creditor’s Pro-Rata Share of the LPRI Subscription Amount) by the Funding Deadline; and

(iv)    the manner in which such deposit of the Subscription Amount must be completed.

(b)                                 At or before 2:00 p.m. (Calgary time) on the date that is five (5) Business Days prior to the Anticipated Implementation Date (or such other date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree) (the “Funding Deadline”), each Subscribing Unsecured Creditor shall deposit in escrow with the Monitor its respective Subscription Amount; provided, however, that this obligation shall not apply in respect of a Backstopper who has delivered to the Applicants cash or a letter of credit in accordance with the terms and conditions of the Backstop Agreement.

(c)                                  A Subscribing Unsecured Creditor (other than a Backstopper who has delivered to the Applicants cash or a letter of credit in accordance with the terms and conditions of the Backstop Agreement) who does not deposit its full Subscription Amount in escrow with the Monitor at or before the Funding Deadline shall thereupon cease to be an Subscribing Unsecured Creditor, and its subscription for LPRC Preferred Shares and LPRI Multiple Voting Common Shares pursuant to the New Investment Subscription Privilege and right to receive LPRC Preferred Shares and LPRI Multiple Voting Common Shares shall be null and void; provided, however that nothing in this Section 4.5(c) shall relieve such Subscribing Unsecured Creditor from liability to the Applicants, the Backstoppers or any other Person for failing to complete its subscription.

(d)                                 At least five (5) Business Days prior to the Anticipated Implementation Date (or such other date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree), the Applicants shall provide the Monitor with a copy of the Backstop Agreement (including any Backstop Joinders).

(e)                                  As soon as practicable following the Funding Deadline, and in any event on the date that is four (4) Business Days prior to the Anticipated Implementation Date (or such other date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree), the Monitor shall inform the Applicants and each Backstopper of:

(i)                                     the total number of LPRC Preferred Shares (and corresponding LPRI Multiple Voting Common Shares) not validly subscribed for pursuant to the Subscription Privilege (the “Backstopped Shares”); and

(ii)                                  the number of Backstopped Shares to be acquired by such Backstop Party pursuant to its Backstop Commitment and the amount of funds (by way of cash or a letter of credit) required to be deposited with the Monitor by such party to purchase such Backstopped Shares (the “Backstop Payment Amount”) by the Backstop Funding Deadline.

(f)                                   At or before 2:00 p.m. (Calgary time) on the date that is two (2) Business Days prior to the Anticipated Implementation Date (or such other date as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree) (the “Backstop Funding Deadline”), each Backstopper shall, if it has not already delivered to the Applicants cash or a letter of credit in accordance with the terms and conditions of the Backstop Agreement, deposit in escrow with the Monitor funds in an amount equal to its Backstop Payment Amount, in each case to be held in escrow in accordance with the Backstop Agreement until all conditions to the New Investment and this Plan have been satisfied or waived in accordance with the Backstop Agreement and this Plan and with irrevocable instructions to use such cash or letter of credit, as applicable, to the extent required to enable such Backstop Party to comply with its Backstop Commitment.

(g)                                  Each Subscribing Unsecured Creditor who complies with Section 4.5(b) shall participate in the New Investment and shall subscribe for and purchase that number of LPRC Preferred Shares and LPRI Multiple Voting Common Shares in an amount equal to (x) the aggregate Subscription Amount deposited in escrow with the Monitor by that Subscribing Unsecured Creditor in accordance with Section 4.5(b), divided by (y) the sum of the LPRC Issue Price plus the LPRI Issue Price.

(h)                                 Each Backstopper shall purchase its Backstopper’s Pro-Rata Share of the Backstopped Shares in accordance with the Backstop Agreement such that the New Investment is completed and fully paid to the Applicants.

(i)                                     Within three (3) Business Days following the earlier of termination of the Backstop Agreement or the Plan Implementation Date, to the extent not required to enable a Backstopper to comply with its Backstop Commitment, the Applicants will return to each Backstopper the cash deposit (or, as applicable, such portion thereof as may remain after its application towards the Backstop Payment Amount) or the letter of credit (or, as applicable, such portion thereof as may be undrawn after payment of the Backstop Payment Amount) provided by that Backstopper to the Applicants pursuant to the Backstop Agreement and Section 4.5(f).

4.6                               Distributions of LPRC Preferred Shares and LPRI Multiple Voting Common Shares to Subscribing Unsecured Creditors

(a)                                 The distributions to be made to Subscribing Unsecured Creditors (including the Backstoppers) pursuant to Section 5.5 shall be made in accordance with Section 4.4, Section 4.5 and this Section 4.6.

(b)                                 On the Initial Distribution Date, upon receipt of and in accordance with a written direction of the Monitor prepared based on the information received by the Monitor in the New Investment Subscription Election Form, and as so directed by the Monitor, the Applicants shall register and deliver to the Subscribing Unsecured Creditors the applicable number of LPRC Preferred Shares and LPRI Multiple Voting Common Shares to be distributed to such Subscribing Unsecured Creditors.

4.7                               Cancellation of Certificates and Notes

Following completion of the steps in the sequence set forth in Section 5.5, all notes (including the Notes and the Note Obligations), debentures, certificates, agreements, indentures, statements, bills, invoices, instruments or other documents representing or evidencing (or purporting to represent or evidence) Affected Claims or Equity Interests will not entitle any holder thereof or party thereto to any compensation or participation other than as expressly provided for in this Plan and will be cancelled and be null and void.  Notwithstanding the foregoing, the Note Indenture shall remain in effect for the purpose of and to the extent necessary to: (i) allow the Note Indenture Trustee to make distributions to the Noteholders on the Initial Distribution Date; and (ii) maintain all of the protections the Note Indenture Trustee enjoys as against the Noteholders, including its rights with respect to any distributions under this Plan, until all distributions are made to Noteholders hereunder. For certainty, any and all obligations, including the Note Obligations, of the Applicants (as borrower, guarantor, surety or otherwise) under and with respect to the Notes and the Note Indenture shall not continue beyond the Plan Implementation Date.

4.8                               Currency

Unless specifically provided for in this Plan or the Sanction Order, for the purposes of distributions under this Plan, a Claim shall be denominated in Canadian dollars and all payments and distributions to the Affected Creditors on account of their Claims shall be made in Canadian dollars. Any Claims denominated in a foreign currency shall be converted to Canadian dollars at the Bank of Canada noon exchange rate in effect at the Filing Date.

4.9                               Interest

Interest shall not accrue or be paid on Affected Claims on or after the Filing Date, and no holder of an Affected Claim shall be entitled to interest accruing on or after the Filing Date.  All accrued and unpaid interest outstanding on the Effective Date in respect of the Affected Claims will be settled and extinguished for no consideration.

4.10                        Allocation of Distributions

All distributions made pursuant to this Plan shall be allocated towards the repayment of the principal amount in respect of an Affected Claim.

4.11                        Treatment of Undeliverable Distributions

If any distribution to a Person under this Plan is returned as undeliverable (an “Undeliverable Distribution”), no further distributions to such Person shall be made unless and until the Applicants are notified by such Person of such Person’s current address, at which time all such distributions shall be made to such Person.  All claims for Undeliverable Distributions must be made on or before the date that is six (6) months following the final Distribution Date, after which date any entitlement with respect to such Undeliverable Distribution shall be forever released, discharged, cancelled and barred, without any compensation therefor, notwithstanding any federal, provincial, territorial, state or local laws to the contrary, at which time any such Undeliverable Distributions shall be returned to the Applicants.  Nothing contained in this Plan shall require the Applicants, the Monitor or any other Person to attempt to locate any holder or intended recipient of an Undeliverable Distribution.  No interest is payable in respect of an Undeliverable Distribution.  Any distribution under this Plan on account of the Notes, if delivered to DTC in accordance with the provisions hereof, shall be deemed made when delivered to DTC for subsequent distribution to Noteholders in accordance with this Article 4.

4.12                        Withholding Rights

The Applicants, DTC, the Monitor and/or any other Person making a payment contemplated herein (each, a “Payor”) shall be entitled to deduct and withhold from any distributions or other amounts payable to any Person such amounts as it is required, as determined in the Payor’s discretion, acting reasonably, to deduct and withhold with respect to such payment under the Canadian Tax Act, corresponding provisions of provincial or territorial laws, the United States Internal Revenue Code of 1986, as amended or any other Applicable Laws.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Taxing Authority.  The Payor is authorized to sell or otherwise dispose of such portion of any non-cash consideration payable to any such Person as is necessary to provide the Payor with sufficient funds to enable it to comply with such deduction or withholding requirement or entitlement, and shall notify the applicable Person thereof and remit to such Person any unapplied balance of the net proceeds of such sale.  If such sale is not reasonably possible, the Payor shall not be required to make any excess payment of consideration or other amounts until the Person has directly satisfied any such withholding obligation and provides evidence thereof to the Payor.

4.13                        Fractional Interests

No fractional interests in New Shares (“Fractional Interests”) will be issued under this Plan. Recipients of New Shares of any class will have their entitlements adjusted downwards to the nearest whole number of New Shares of that class, as applicable, to eliminate any such Fractional Interests, and no compensation will be given for the Fractional Interest.  For certainty, the LPRC Class A Voting Common Shares resulting from the consolidation of the then-issued LPRC Class A Voting Common Shares into an aggregate of three (3) LPRC Class A Voting Common Shares pursuant to Section 5.5(c)(vi) are not New Shares.

4.14                        Registration of New Shares

Any New Shares issued pursuant to this Plan may, at the Applicants’ option, be registered and issued (i) in certificated form or (ii) in book-entry form pursuant to a direct registration system without issuance of physical certificates.

4.15                        Calculations

All amounts of consideration to be received hereunder will be calculated to the nearest whole cent ($0.01).  All calculations and determinations made by the Monitor and/or the Applicants for the purposes of and in accordance with this Plan, including, without limitation, the allocation of consideration, shall be conclusive, final and binding upon the Affected Creditors and the Applicants.

4.16                        Share Terms

The rights, privileges, restrictions and conditions attached to New Shares shall be as described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents.

ARTICLE 5
RECAPITALIZATION TRANSACTIONS

5.1                               Corporate Actions

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of the Applicants will occur and be effective as of the Plan Implementation Date or in such other manner or time as may be expressly provided for in Section 5.5, and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Sanction Order, in all respects and for all purposes, without any requirement of further action by shareholders, members, directors, managers or officers of the Applicants.  All necessary approvals of and from the shareholders, members, directors, managers or officers of the Applicants, as applicable (including all necessary resolutions, whether ordinary, special or otherwise, of the shareholders, members, directors, managers or officers of the Applicants, as applicable) to take all actions hereunder or contemplated hereby shall be deemed to have been made, given, passed or obtained; no agreement between or among the shareholders or members of any Applicant, or any of them, or between a shareholder or member and another Person, that limits or purports to limit in any way the right to vote shares or membership interests held by such shareholder(s) or member(s) with respect to any of the steps or transactions contemplated by this Plan, shall be effective, and all such agreements shall be deemed to be of no force or effect.

5.2                               Issuance of Shares

On the Plan Implementation Date, in accordance with the steps and sequence set forth in Section 5.5, LPRC and LPRI, as applicable, shall issue the Agreed Number in respect of each class of New Shares, all of which shall be allocated and distributed in the manner set forth in this Plan, as applicable, and upon distribution shall be deemed to be issued and outstanding as fully-paid and non-assessable shares of LPRC and LPRI, as applicable.

5.3                               Backstop Amount

On the Plan Implementation Date, in accordance with the Backstop Agreement and the steps and sequence set forth in Section 5.5, each Backstopper shall be paid its Backstopper’s Pro-Rata Share of the Backstop Amount as additional consideration on the settlement of its Affected Unsecured Claim pursuant to Section 3.4(c)(iii).

5.4                               Cash Pool

On the Plan Implementation Date, in accordance with the steps and sequence set forth in Section 5.5, the Cash Pool will be created and each Cash Pool Creditor shall be paid its Cash Pool Creditor’s Pro-Rata Share, provided that (i) no Cash Pool Creditor shall be entitled to receive an amount greater than its Affected Unsecured Claim as at the Filing Date and (ii) the aggregate amount of the Cash Pool shall not exceed the Distributable Amount.

5.5                               Plan Implementation

The following steps, compromises and releases to be effected on the implementation of this Plan shall occur, and be deemed to have occurred, in the following order in ten minute increments (or at such other times as may be agreed to by the Applicants and the Majority Initial Consenting Noteholders), without any further act or formality, on the Plan Implementation Date beginning at the Effective Time (or in such other manner or sequence or such other time or times as the Applicants, the Monitor and the Majority Initial Consenting Noteholders may agree), except that the dissolutions of Wiser Oil and Wiser Delaware pursuant to Sections 5.5(a) and 5.5(b), the amendments to the LPRC articles described in Section 5.5(c) and the issue by LPRC of one LPRC Class C Multiple Voting Share to LPRI pursuant to Section 5.5(d) may be completed prior to the Plan Implementation Date on a day or days to be agreed to by the Applicants and the Majority Initial Consenting Noteholders:

Pre-Implementation Date Steps

(a)                                 upon the consent of LPRI, as sole member of Wiser Oil, Wiser Oil shall be dissolved and, in connection therewith, all shares or fractions of shares in the capital of LPRC then held by Wiser Oil and all other assets (if any) held by Wiser Oil shall be transferred to LPRI, and to the extent necessary LPRI shall be authorized to wind up the affairs of Wiser Oil;

(b)                                 upon the consent of LPRI, as sole member of Wiser Delaware (after giving effect to Section 5.5(a) above), Wiser Delaware shall be dissolved and, in connection therewith, all shares or fractions of shares in the capital of LPRC then held by

Wiser Delaware and all other assets (if any) held by Wiser Delaware shall be transferred to LPRI, and to the extent necessary LPRI shall be authorized to wind up the affairs of Wiser Delaware;

(c)                                  the articles of LPRC shall be amended to:

(i)                                     convert all outstanding LPRC Class B Non-Voting Common Shares into LPRC Class A Voting Common Shares by changing the issued LPRC Class B Non-Voting Common Shares into the same number of issued LPRC Class A Voting Common Shares;

(ii)                                  redesignate the LPRC Class A Voting Common Shares by changing the designation thereof to “Class A Voting Common Shares”, and change the rights, privileges, restrictions and conditions thereof to be as described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents;

(iii)                               redesignate the LPRC Class B Non-Voting Common Shares by changing the designation thereof to “Class B Non-Voting Common Shares”, and change the rights, privileges, restrictions and conditions of thereof to be as described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents;

(iv)                              add a new class of shares to the authorized share capital of LPRC by creating a new class of shares, being the new LPRC Class C Multiple Voting Share, which class shall consist of one share designated as the “Class C Multiple Voting Share” having the rights, privileges, restrictions and conditions described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents;

(v)                                 add a new class of shares to the authorized share capital of LPRC, being the new LPRC Preferred Shares, which class shall consist of an unlimited number of shares designated as “Preferred Shares” having the rights, privileges, restrictions and conditions described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents; and

(vi)                              consolidate the issued LPRC Class A Voting Common Shares by changing all of the issued and outstanding LPRC Class A Voting Common Shares (including, for certainty, the LPRC Class A Voting Common Shares resulting from the conversion of the LPRC Class B Non-Voting Common Shares into the same number of issued LPRC Class A Voting Common Shares pursuant to Section 5.5(c)(i) above) into an aggregate of three (3) LPRC Class A Voting Common Shares;

(d)                                 LPRC shall issue one LPRC Class C Multiple Voting Share to LPRI in consideration for LPRI agreeing to issue the LPRI Class A Voting Common Shares pursuant to Section 5.5(j)(ii);

Plan Implementation Date Pre-Distribution Steps

(e)                                  all Options shall be cancelled and terminated without any liability, payment or other compensation in respect thereof;

(f)                                   all Option Plans shall be terminated and be of no further force or effect;

(g)                                  the Rights Agreement shall be terminated and be of no further force or effect;

(h)                                 all accrued and unpaid interest in respect of the Affected Claims shall be settled and extinguished for no consideration;

(i)                                     the certificate of incorporation of LPRI shall be amended to:

(i)                                     add a new class of shares to the authorized capital stock of LPRI by creating a new class of shares, being the new LPRI Class A Common Shares, which class shall consist of shares designated as “Class A Common Shares” having the rights, privileges, restrictions and conditions described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents; and

(ii)                                  add a new class of shares to the authorized capital stock of LPRI by creating a new class of shares, being the new LPRI Multiple Voting Common Shares, which class shall consist of shares designated as “Class B Multiple Voting Shares” having the rights, privileges, restrictions and conditions described herein, in the Information Circular and, as applicable, in the Plan Supplement Documents;

Distribution Steps for Affected Unsecured Creditors (other than Cash Pool Creditors)

(j)                                    each Affected Unsecured Creditor (excluding any Cash Pool Creditors) shall and shall be deemed to irrevocably exchange and transfer its Affected Unsecured Claim, and all of its rights in, to and under such Affected Unsecured Claim, in consideration for:

(i)                                     the issuance by LPRC to each such Affected Unsecured Creditor of such number of LPRC Class A Voting Common Shares as is equal to its Affected Unsecured Creditor’s Pro-Rata Share of the Agreed Number of LPRC Class A Voting Common Shares to be issued pursuant to this Section 5.5, and each such Affected Unsecured Creditor shall be added to the register of shareholders of the LPRC Class A Voting Common Shares;

(ii)                                  the issuance by LPRI of one LPRI Class A Voting Common Share to such Affected Unsecured Creditor for each LPRC Class A Voting Common Share issued to that Affected Unsecured Creditor pursuant to (i) immediately above, and each such Affected Unsecured Creditor shall be added to the register of shareholders of the LPRI Class A Voting Common Shares; and

(iii)                               in respect of any Affected Unsecured Creditor that is a Backstopper, the payment by LPRC to each such Affected Unsecured Creditor of its Backstopper’s Pro-Rata Share of the Backstop Amount;

Cancellation of Equity Claims and Equity Interests

(k)                                 the Existing Parent Shares and all other remaining Equity Interests in LPRI (other than the LPRI Class A Common Shares and the LPRI Multiple Voting Common Shares created and issued pursuant to this Plan) shall be cancelled without any repayment of capital thereon or any other compensation therefor and, for certainty, no Existing Shareholder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith; provided that any conditional entitlements of Persons listed in the Final Prior Shareholder List to receive a distribution of their pro rata interest of any NAFTA Recovery Allocation to Prior Shareholders pursuant to Section 3.13 shall continue to exist as provided for in Section 3.13;

Distribution Steps for Parties Electing to Participate in the New Investment

(l)                                     the Applicants shall become entitled to the total amount of funds deposited in escrow with the Monitor in respect of Subscription Amounts or by Backstoppers pursuant to Section 4.5, and all such funds shall be released from escrow, paid to the Applicants and applied towards payment of the subscription price for the LPRC Preferred Shares and LPRI Multiple Voting Common Shares;

(m)                             any funds delivered to the Applicants by a Backstopper pursuant to the Backstop Agreement, or obtained by the Applicants by drawing upon any letter of credit so delivered to the Applicants by a Backstopper, shall, if the total funds released from escrow and paid to the Applicants pursuant to Section 5.5(l) are:

(i)                                     less than the New Investment Amount and the LPRI Subscription Amount, to the extent of such deficiency, be paid to the Applicants and applied towards payment of the subscription price for the LPRC Preferred Shares and the LPRI Multiple Voting Common Shares, and the balance shall be returned to the Backstoppers in accordance with the terms and conditions of the Backstop Agreement; or

(ii)                                  at least equal to the New Investment Amount and the LPRI Subscription Amount, be returned to the Backstoppers in accordance with the terms and conditions of the Backstop Agreement;

and any undrawn letters of credit delivered to the Applicants by a Backstopper pursuant to the Backstop Agreement shall be returned to the applicable Backstopper in accordance with the provisions hereof;

(n)                                 LPRC shall issue to each Subscribing Unsecured Creditor, such number of LPRC Preferred Shares as is equal to its Subscribing Unsecured Creditor’s Pro-Rata Share of the Agreed Number of LPRC Preferred Shares, and each such

Subscribing Unsecured Creditor shall be added to the register of shareholders of the LPRC Preferred Shares;

(o)                                 LPRI shall issue to each Subscribing Unsecured Creditor, such number of LPRI Multiple Voting Common Shares as is equal to its Subscribing Unsecured Creditor’s Pro-Rata Share of the Agreed Number of LPRI Multiple Voting Common Shares, and each such Subscribing Unsecured Creditor shall be added to the register of shareholders of the LPRI Multiple Voting Common Shares;

(p)                                 the New Credit Facility shall become effective, and LPRC shall be entitled, in accordance with the terms and conditions thereof, to borrow funds thereunder;

(q)                                 LPRC shall pay in full to the DIP Lenders all amounts owed pursuant to the DIP Agreement in full and final satisfaction of the DIP Facility;

(r)                                    the DIP Agreement and the DIP Facility shall be deemed to be terminated and the Applicants, and each of them, shall be fully, finally, irrevocably and forever released from any and all claims, liabilities or obligations of any kind to the DIP Lenders under or in respect of the DIP Agreement or the DIP Facility;

(s)                                   LPRC shall pay in full to the Agent all amounts owed pursuant to the Current Credit Agreement in full and final satisfaction of the Current Credit Facility;

(t)                                    the Current Credit Agreement and the Current Credit Facility shall be deemed to be terminated and the Applicants, and each of them, shall be fully, finally, irrevocably and forever released from any and all claims, liabilities or obligations of any kind to the Agent, the Syndicate or any lender forming part of the Syndicate under or in respect of the Current Credit Agreement or the Current Credit Facility;

(u)                                 the Current Bank Security shall be deemed to be terminated, released and discharged;

(v)                                 LPRC shall pay to each Cash Pool Creditor the amount of cash from the Cash Pool to be paid to it in accordance with Section 3.4 and Section 4.1 in full, final and irrevocable compromise, settlement and satisfaction of the Affected Unsecured Claims of the Cash Pool Creditors;

(w)                               except only for the limited purpose of facilitating the distributions under this Plan, all Affected Claims, and all of the Affected Creditors’ entitlements with respect to any Affected Claims, shall be, and shall be deemed to be, fully, finally, irrevocably and forever compromised, settled, released, discharged, extinguished, cancelled and barred, and the Applicants, and each of them, shall be fully, finally and irrevocably released from any and all claims, liabilities or obligations of any kind to an Affected Creditor;

(x)                                 the Disputed Distribution Claims Reserve shall be created;

(y)                                 LPRC shall pay in cash all reasonable fees and expenses incurred by the Note Indenture Trustee, including its reasonable legal fees, in connection with the performance of its duties under the Note Indenture or this Plan;

(z)                                  LPRC shall make all distributions to KERP participants in accordance with the terms of the KERP;

(aa)                          LPRC shall pay all reasonable fees and disbursements of the Company Advisors, the Monitor and the Monitor Advisors to the extent not already satisfied by the Applicants;

(bb)                          LPRC shall pay all reasonable fees and disbursements of the Noteholder Advisors to the extent not already satisfied by the Applicants;

(cc)                            each of the Charges shall be terminated, discharged and released;

(dd)                          the releases set forth in Article 7 shall become effective; and

(ee)                            the appointment of the Post-Implementation Boards shall become effective, and each member thereof shall thereupon become a director of LPRC and/or LPRI, as applicable.

5.6                               Securities Law Matters

The Applicants intend that the issuance and distribution, pursuant to this Plan, of:

(a)                                 the new LPRC Class A Voting Common Shares and the new LPRI Class A Voting Common Shares in exchange for Affected Unsecured Claims (including, in the case of each Noteholder, its Affected Unsecured Claim in respect of the guarantee by LPRI of the Notes) will be exempt from the registration requirements of the U.S. Securities Act, to the extent applicable, pursuant to one or more of section 3(a)(9) and section 3(a)(10) thereof;

(b)                                 the new LPRC Preferred Shares and the new LPRI Multiple Voting Common Shares will be exempt from the registration requirements of the U.S. Securities Act, to the extent applicable, pursuant to section 4(a)(2) thereof or Regulation D promulgated thereunder; and

(c)                                  the New Shares will be exempt from the prospectus requirements of Canadian securities legislation, to the extent applicable, pursuant to section 2.11 of National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators.

The certificates for the New Shares will bear such legends regarding resale restrictions as are described in the Information Circular or the Plan Supplement Documents. Upon the granting of the Sanction Order, any Person named or referred to in this Plan, and the heirs, administrators, executors, legal personal representatives, successors and assigns of any such Person, shall act in good faith to ensure the intended treatment of the issuance and distribution of the New Shares set forth in this Section 5.6.

5.7                               Issuances Free and Clear

Any securities or other consideration issued, transferred or distributed pursuant to this Plan will be issued, transferred or distributed free and clear of any Encumbrances.

5.8                               Stated Capital Accounts

The stated capital accounts maintained for each class of New Shares and any adjustments thereto as a result of the transactions provided in this Plan, including the steps set forth in Section 5.5, will be as determined by the applicable Post-Implementation Board in accordance with the requirements of the Applicable Law.

5.9                               Governmental and Regulatory Filings

In furtherance of the transactions provided in this Plan, including the steps set forth in Section 5.5, the Applicants are authorized to file with all applicable Governmental Entities, pursuant to the ABCA, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, U.S. federal securities laws, applicable Canadian securities legislation and all other Applicable Laws, all such forms, certificates, applications, returns, statements or other records as are necessary or appropriate to record such transactions.

5.10                        Proceeds from Legal Proceedings

If LPRI shall at any time after the Plan Implementation Date receive payment of any amount pursuant to any legal proceedings commenced by LPRI, by LPRC or by LPRI on behalf of LPRC in respect of a cause of action arising prior to the Effective Time, or in settlement of any such proceedings, LPRI shall receive such payment in trust for the benefit of LPRC and shall promptly remit the same to LPRC.

ARTICLE 6
PROCEDURE FOR DISPUTED DISTRIBUTION CLAIMS

6.1                               No Distribution Pending Allowance

An Affected Unsecured Creditor holding a Disputed Distribution Claim will not be entitled to receive a distribution under this Plan in respect of such Disputed Distribution Claim or any portion thereof unless and until, and then only to the extent that, such Disputed Distribution Claim becomes an Allowed Unsecured Claim.

6.2                               Distributions After Disputed Distribution Claims Resolved

(a)                                 Distributions in relation to a Disputed Distribution Claim of an Affected Unsecured Creditor will be held by the Applicants, in a segregated account constituting the Disputed Distribution Claims Reserve, for the benefit of the Affected Unsecured Creditors with Allowed Affected Unsecured Creditor Claims until the final determination of the Disputed Distribution Claim in accordance with the Claims Procedure Order and this Plan.

(b)                                 To the extent that any Disputed Distribution Claim becomes an Allowed Affected Unsecured Claim in accordance with this Plan, the Applicants shall distribute (on the next Distribution Date) to the holder of such Allowed Affected Unsecured Claim, the distribution from the Disputed Distribution Claims Reserve equal to the distribution that such Affected Unsecured Creditor would have been entitled to receive in respect of its Allowed Affected Unsecured Claim on the Initial Distribution Date had such Disputed Distribution Claim been an Allowed Affected Unsecured Claim on such date.

(c)                                  On the date that all Disputed Distribution Claims have been finally resolved in accordance with the Claims Procedure Order and any required distributions contemplated in Section 6.2(b) have been made, LPRC shall release to LPRI or LPRC any cash or New Shares held in the Disputed Distribution Claims Reserve, as the case may be.

ARTICLE 7
RELEASES

7.1                               Plan Releases

On the Plan Implementation Date, in accordance with the sequence set forth in Section 5.5 and notwithstanding Section 2.3, the Applicants, the Directors, the Officers, the Monitor, the Note Indenture Trustee, the Consenting Creditors, the Backstoppers, the Agent, the Syndicate, the New Lenders, the Company Advisors, the Noteholder Advisors, the Monitor Advisors and the Lender Advisors, and their respective directors, officers, partners and employees (the “Released Parties”, and individually a “Released Party”), and each of them, shall be released and forever discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, orders (including for injunctive relief or specific performance and compliance orders), expenses, executions, Encumbrances and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature, including claims for contribution or indemnity, which any Creditor or other Person may be entitled to assert (including pursuant to common law or statutory liabilities of directors, officers, managers or members of any of the Applicants), whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction, duty, responsibility, indebtedness, liability, obligation, conduct, dealing or other occurrence existing or taking place on or prior to the later of the Plan Implementation Date and the date on which actions are taken to implement this Plan, that are in any way relating to, arising out of or in connection with the Affected Claims, the Note Indenture, the Current Credit Agreement, the Current Credit Facility, the Equity Interests, any Equity Claims, the Support Agreement, any Support Joinder, the Backstop Agreement, any Backstop Joinder, the New Shares, any Claims, the business and affairs of the Applicants whenever or however conducted, the administration and/or management of the Applicants, the Recapitalization, this Plan, the CCAA Proceeding, the U.S. Proceeding, or any matter or transaction involving any of the Applicants done, occurring or undertaken in connection with the Recapitalization or this Plan (referred to collectively as the “Released Claims”), and all Released Claims shall be fully, finally, irrevocably and forever waived, discharged, released, cancelled and barred as against the Released Parties, all to the fullest extent permitted by Applicable Law; provided that nothing herein will release or discharge (w) the right to enforce the obligations of any Person under this Plan, (x) any Released Party if the Released Party is determined by a Final Order of a court of competent jurisdiction to have committed fraud or wilful misconduct, (y) the Applicants, the Directors or the Officers from or in respect of any Unaffected Claim or any Claim that is not permitted to be released pursuant to section 19(2) of the CCAA, or (z) any Director or Officer from any Claim that is not permitted to be released pursuant to section 5.1(2) of the CCAA, as determined by a Final Order of the Court.

Notwithstanding anything to the contrary herein, from and after the Plan Implementation Date, a Person may only commence an action against a Released Party in connection with (x) or (z) above if such Person has first obtained leave of the Court on notice to the applicable Released Party, the Applicants, the Monitor (unless previously discharged), the Initial Consenting Noteholders and any applicable insurers; provided that no Person shall be prevented from commencing such an action against a Released Party where such an action must be taken in order to comply with statutory time limitations in order to preserve such Person’s rights at law, provided further that no further steps shall be taken by such Person except in accordance with the other provisions of this Plan (including the requirement herein to obtain the leave of the Court at the first available opportunity), and notice in writing of such action be given to the applicable Released Party, the Applicants, the Monitor (unless previously discharged), the Initial Consenting Noteholders and any applicable insurers at the first available opportunity.

7.2                               Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Time, with respect to any and all Released Claims, from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Released Parties; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties or their property; (iii) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits or demands, including without limitation, by way of contribution or indemnity or other relief, in common law, or in equity, breach of trust or breach of fiduciary duty or under the provisions of any statute or regulation, or other proceedings of any nature or kind whatsoever (including any proceeding in a judicial, arbitral, administrative or other forum) against any Person who makes such a claim or might reasonably be expected to make such a claim, in any manner or forum, against one or more of the Released Parties; (iv) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or Encumbrance of any kind against the Released Parties or their property; or (v) taking any actions to interfere with the implementation or consummation of this Plan; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan.

ARTICLE 8
COURT SANCTION

8.1                               Application for Sanction Order

If the Required Majorities approve this Plan, the Applicants shall apply for the Sanction Order on or before the date set for the hearing of the Sanction Order or such later date as the Court may set.

8.2                               Sanction Order

The Sanction Order shall, among other things:

(a)                                 declare that (i) this Plan has been approved by the Required Majorities in conformity with the CCAA; (ii) the activities of the Applicants have been in material compliance with the provisions of the CCAA and the Orders of the Court made in the CCAA Proceeding in all respects; (iii) the Court is satisfied that the Applicants have not done or purported to do anything that is not authorized by the CCAA; and (iv) this Plan and the transactions contemplated thereby are fair and reasonable;

(b)                                 declare that as of the Effective Time, this Plan and all associated steps, compromises, transactions, arrangements, releases and reorganizations effected thereby are approved, binding and effective as herein set out upon and with respect to the Applicants, all Affected Creditors, the Directors and Officers, the Released Parties and all other Persons named or referred to in, or subject to, this Plan;

(c)                                  declare that the steps to be taken and the compromises and releases to be effective on the Plan Implementation Date are deemed to occur and be effected in the sequence and at the times set forth in Section 5.5;

(d)                                 confirm the amount of the Disputed Distribution Claims Reserve;

(e)                                  compromise, discharge and release the Applicants from any and all Affected Claims of any nature in accordance with this Plan, and declare that the ability of any Person to proceed against the Applicants or any of the Released Parties in respect of or relating to any Affected Claims shall be forever discharged and restrained, and all proceedings with respect to, in connection with or relating to such Affected Claims be permanently stayed, subject only to the right of Affected Creditors to receive distributions pursuant to this Plan in respect of their Affected Claims;

(f)                                   declare that all Existing Parent Shares and other Equity Interests are fully, finally and irrevocably cancelled;

(g)                                  declare certain Affected Claims to be Equity Claims;

(h)                                 declare that, subject to performance by the Applicants of their obligations under this Plan and except as provided in this Plan, all obligations, agreements or leases to which any of the Applicants is a party on the Plan Implementation Date shall be and remain in full force and effect, unamended, as at the Plan Implementation Date and no party to any such obligation or agreement shall on or following the Plan Implementation Date, accelerate, terminate, refuse to renew, rescind, refuse to perform or otherwise disclaim or resiliate its obligations thereunder, or enforce or exercise (or purport to enforce or exercise) any right or remedy under or in respect of any such obligation or agreement, by reason:

(i)                  of any event which occurred prior to, and not continuing after, the Plan Implementation Date, or which is or continues to be suspended or waived under this Plan, which would have entitled any other party thereto to enforce those rights or remedies;

(ii)               that the Applicants have sought or obtained relief or have taken steps as part of this Plan or under the CCAA;

(iii)            of any default or event of default arising as a result of the financial condition or insolvency of the Applicants;

(iv)           of the effect upon the Applicants of the completion of any of the transactions contemplated under this Plan; or

(v)              of any compromises, settlements, restructurings, recapitalizations or reorganizations effected pursuant to this Plan;

(i)                                     barring, stopping, staying and enjoining the commencing, taking, applying for or issuing or continuing any and all steps or proceedings, including without limitation, administrative hearings and orders, declarations or assessments, commenced, taken or proceeded with or that may be commenced, taken or proceeded with against any Released Party in respect of all Claims and any matter which is released pursuant to Article 7 hereof;

(j)                                    declare that section 36.1 of the CCAA, sections 95 to 101 of the BIA and any other federal or provincial law relating to preferences, fraudulent conveyances or transfers at undervalue, shall not apply to the Plan or to any payments, distributions, transfers, allocations or transactions made or completed in connection with the Recapitalization, whether before or after the Filing Date, including, without limitation, to any and all of the payments, distributions, transfers, allocations or transactions contemplated by and to be implemented pursuant to this Plan;

(k)                                 authorize the Monitor to perform its functions and fulfil its obligations under this Plan to facilitate the implementation of this Plan;

(l)                                     declare that upon completion by the Monitor of its duties in respect of the Applicants pursuant to the CCAA and the Orders, the Monitor may file with the Court a certificate stating that all of its duties in respect of the Applicants pursuant to the CCAA and the Orders have been completed and thereupon, PricewaterhouseCoopers Inc. shall be deemed to be discharged from its duties as Monitor of the Applicants and released of all claims relating to its activities as Monitor;

(m)                             subject to payment of any amounts secured thereby, declare that each of the Charges shall be terminated, discharged and released;

(n)                                 declare that the Applicants and the Monitor may apply to the Court for advice and direction in respect of any matters arising from or under this Plan;

(o)                                 authorizing and empowering LPRC to seek the recognition of the Sanction Recognition Order; and

(p)                                 declare the Persons to be appointed to the board of directors of LPRI and LPRC on the Plan Implementation Date shall be the Persons on a certificate to be filed with the Court by the Applicants prior to the Plan Implementation Date.

ARTICLE 9
CONDITIONS PRECEDENT AND IMPLEMENTATION

9.1                               Conditions Precedent to Implementation of this Plan

The implementation of this Plan shall be conditional upon satisfaction or waiver of the following conditions prior to or at the Effective Time, each of which is for the benefit of the Applicants and the Initial Consenting Noteholders, collectively, and may be waived only by the Applicants and the Majority Initial Consenting Noteholders, collectively; provided, however, that such conditions shall not be enforceable by the Applicants or the Initial Consenting Noteholders if any failure to satisfy such conditions results from an action, error, omission by or within the control of the party seeking enforcement:

Plan Approval Matters

(a)                                 this Plan shall have been approved by the Required Majorities and the Court, in each case in a form consistent with the Support Agreement or otherwise acceptable to the Applicants and the Majority Initial Consenting Noteholders;

(b)                                 the Sanction Order: (i) shall have been made prior to January 17, 2014 (or such later date as the Applicants, the Agent and the Majority Initial Consenting Noteholders may agree); (ii) shall be in a form consistent with the Plan and the Support Agreement and otherwise acceptable to the Applicants, the Majority Initial Consenting Noteholders and, with respect to any provisions of the Sanction Order that affect the treatment of Syndicate Claims under this Plan in any material respect, the Agent; and (iii) shall have become a Final Order;

(c)                                  the Sanction Recognition Order: (i) shall have been made prior to January 31, 2014 (or such later date as the Applicants, the Agent and the Majority Initial Consenting Noteholders may agree); (ii) shall be in a form consistent with the

Sanction Order, the Plan and the Support Agreement and otherwise acceptable to the Applicants, the Majority Initial Consenting Noteholders and, with respect to any provisions of the Sanction Recognition Order that affect the treatment of Syndicate Claims under this Plan in any material respect, the Agent; and (iii) shall have become a Final Order;

(d)                                 all filings under Applicable Laws that are required in connection with the Recapitalization shall have been made, and any regulatory consents or approvals that are required in connection with the Recapitalization shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(e)                                  there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been announced, threatened or commenced by any Governmental Entity, in consequence of or in connection with the Plan and the Recapitalization that restrains, impedes or prohibits (or if granted could reasonably be expected to restrain, impede or prohibit) the implementation of the Plan and the Recapitalization or any material part thereof or requires or purports to require a variation of the Plan;

Support and Backstop Agreement Matters

(f)                                   all conditions set out in the Support Agreement and the Backstop Agreement shall have been satisfied or waived by the applicable parties pursuant to the terms of the Support Agreement and the Backstop Agreement, as applicable;

(g)                                  the Majority Initial Consenting Noteholders shall be satisfied that no “change of control” payments or similar payments or compensation will be payable to any officer of any of the Applicants solely as a result of the Recapitalization;

(h)                                 the Support Agreement shall not have been terminated in accordance with its terms;

(i)                                     the Backstop Agreement shall not have been terminated in accordance with its terms;

LPRC and LPRI Matters

(j)                                    the form of amended articles of LPRC and amended certificate of incorporation of LPRI, respectively, to become effective in connection with the implementation of the Plan shall be acceptable to the Applicants and the Majority Initial Consenting Noteholders;

(k)                                 the number and terms of the New Shares to be issued pursuant to this Plan shall be acceptable to the Applicants, the Monitor and the Majority Initial Consenting Noteholders;

(l)                                     the composition of the Post-Implementation Boards shall be consistent with the Support Agreement and acceptable to the Applicants and the Majority Initial Consenting Noteholders;

(m)                             the Applicants and the Majority Initial Consenting Noteholders shall have agreed on the terms of a share incentive plan pursuant to which there shall be reserved for issuance, after the Plan Implementation Date, to management and employees of LPRC and LPRI, such number of shares of the Applicants as are agreed to by the Applicants and the Majority Initial Consenting Noteholders, which reserved shares shall, for certainty, be in addition to the New Shares issued on the Plan Implementation Date;

(n)                                 except as expressly set out in or contemplated by this Plan or the Orders, or as consented to by the Majority Initial Consenting Noteholders, neither LPRC nor LPRI shall have, since the Filing Date: (i) issued or authorized the issuance of any shares, notes, options, warrants or other securities of any kind (other than Existing Parent Shares), (ii) become subject to any new Encumbrance with respect to its property; (iii) become liable to pay any new material indebtedness or liability of any kind; or (iv) entered into any material agreement;

(o)                                 any securities that are created in connection with the Plan, including the New Shares, when issued and distributed pursuant to the Plan, shall be duly authorized, validly issued and fully paid and non-assessable, and the issuance and distribution thereof shall be exempt from the registration requirements of the U.S. Securities Act and the prospectus requirements of Canadian provincial and territorial securities legislation;

(p)                                 LPRC shall not be a reporting issuer (or equivalent) under the securities legislation of any province or territory of Canada;

Plan Matters

(q)                                 the aggregate amount of Disputed Distribution Claims Reserve shall be acceptable to the Applicants, the Monitor and the Majority Initial Consenting Noteholders and shall have been confirmed in the Sanction Order;

(r)                                    the Applicants, the Monitor and the Majority Initial Consenting Noteholders, each acting reasonably, shall be satisfied with the proposed use of proceeds and payments to be made pursuant to or in connection with the Recapitalization and the Plan (except as expressly set out in or contemplated by this Plan or the Orders), including, without limitation, consent fees, transaction fees, third party fees payable by any of the Applicants to any Person (other than a Governmental Entity) or amounts payable pursuant to any employment agreement or incentive plan of any of the Applicants;

(s)                                   the transaction steps required to complete and implement the Plan shall be in form and in substance satisfactory to the Applicants and Majority Initial Consenting Noteholders;

(t)                                    any and all Court-imposed charges on any assets, property or undertaking of the Applicants, including the Charges, shall be discharged on the Plan Implementation Date on terms acceptable to the Applicants and the Majority Initial Consenting Noteholders;

(u)                                 the Plan Implementation Date shall have occurred no later than February 15, 2014 (or such later date as the Applicants, the Agent and the Majority Initial Consenting Noteholders may agree);

(v)                                 the Applicants shall have made arrangements for the payment in full of all amounts owing by the Applicants under or in respect of the Current Credit Facility and the Current Credit Agreement and the discharge of the Current Bank Security on implementation of the Plan;

(w)                               funds in an aggregate amount equal to the New Investment Amount shall have been deposited in escrow with the Monitor pursuant to Section 4.5 or delivered to the Applicants by a Backstopper pursuant to the Backstop Agreement, or available to the Applicants by drawing upon any letter of credit delivered to the Applicants by a Backstopper pursuant to the Backstop Agreement;

(x)                                 LPRC shall have obtained the New Credit Facility on terms acceptable to the Applicants and the Majority Initial Consenting Noteholders;

(y)                                 all fees and expenses owing to the Company Advisors, the Noteholder Advisors and the Indenture Trustee shall have been paid as of the Plan Implementation Date, and the Applicants and the Majority Initial Consenting Noteholders shall be satisfied that adequate provision has been made for any fees and expenses due or accruing due to the Company Advisors and the Noteholder Advisors from and after the Plan Implementation Date; and

(z)                                  there shall not have occurred after the Filing Date a Material Adverse Change (as that term is defined in the Support Agreement).

9.2                               Monitor’s Certificate

Upon delivery of written notice from the Applicants and the Majority Initial Consenting Noteholders of the satisfaction or waiver of the conditions set forth in Section 9.1, the Monitor shall forthwith deliver to the Applicants and Goodmans LLP a certificate stating that the Plan Implementation Date has occurred and that this Plan is effective in accordance with its terms and the terms of the Sanction Order.  As soon as practicable following the Plan Implementation Date, the Monitor shall file such certificate with the Court.

ARTICLE 10
GENERAL

10.1                        Binding Effect

This Plan will become effective on the Plan Implementation Date.  On the Plan Implementation Date:

(a)                                 the treatment of Affected Claims and Released Claims under this Plan shall be final and binding for all purposes and shall be binding upon and enure to the benefit of the Applicants, the Released Parties, all Affected Creditors, any Person having a Released Claim and all other Persons named or referred to in, or subject to, this Plan and their respective heirs, executors, administrators and other legal representatives, successors and assigns;

(b)                                 all Affected Claims shall be forever discharged and released, excepting only the obligations in the manner and to the extent provided for in this Plan;

(c)                                  all Released Claims shall be forever discharged and released;

(d)                                 each Affected Creditor and each Person holding a Released Claim shall be deemed to have consented and agreed to all of the provisions of this Plan, in its entirety; and

(e)                                  each Affected Creditor and each Person holding a Released Claim shall be deemed to have executed and delivered to the Applicants and any other Released Parties, as applicable, all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety.

10.2                        Waiver of Defaults

From and after the Plan Implementation Date, all Persons shall be deemed to have waived any and all defaults of the Applicants then existing or previously committed by the Applicants, or caused by the Applicants, by any of the provisions in this Plan or steps contemplated in this Plan, or non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, indenture, note, lease, guarantee, agreement for sale or other agreement, written or oral, and any and all amendments or supplements thereto, existing between such Person and the Applicants and any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection therewith under any such agreement shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants from performing their obligations under this Plan or be a waiver of defaults by the Applicants under this Plan and the related documents.

10.3                        Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

10.4                        Non-Consummation; Exclusion from this Plan

(a)                                 The Applicants reserve the right to revoke or withdraw this Plan at any time prior to the Plan Implementation Date.  If the Applicants revoke or withdraw this Plan, or if the Sanction Order is not issued, or if the Plan Implementation Date does not occur, (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in this Plan, including the fixing or limiting to an amount certain any Claim, and any document or agreement executed pursuant to this Plan, shall be deemed null and void, and (iii) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (A) constitute or be deemed to constitute a waiver or release of any Claims by or against the Applicants or any other Person, (B) prejudice in any manner the rights of the Applicants or any other Person in any further proceedings involving the Applicants, or (C) constitute an admission of any sort by the Applicants or any other Person.

(b)                                 At any time prior to the Plan Implementation Date, with (i) the consent of the Majority Initial Consenting Noteholders, or (ii) an Order of the Court, LPRC may exclude any one or more of the other Applicants (other than LPRC) from this Plan and proceed with this Plan, which will thereafter be applicable to LPRC and any remaining Applicants only.  Forthwith after obtaining such consent of the Majority Initial Consenting Noteholders or such an Order of the Court, LPRC will: (x) if LPRC is proceeding by way of consent from the Majority Initial Consenting Noteholders, file a notice regarding the exclusion of any excluded Applicant(s) with the Court, (y) post the notice on the Website, and (z) send a copy of the notice by regular pre-paid mail to all Affected Creditors of the excluded Applicant(s).  If one or more Applicant(s) is so excluded, this Plan will be read and interpreted in all respects as if such Applicant(s), and all Claims against such Applicant(s) are unaffected by this Plan, and Section 10.4(a) of this Plan will apply to such excluded Applicant(s) and all Creditors thereof mutatis mutandis.

10.5                        Modification of this Plan

(a)                                 The Applicants reserve the right, at any time and from time to time, to amend, restate, modify and/or supplement this Plan, but only with the consent of the Majority Initial Consenting Noteholders; provided that the Agent has first provided written notice to the Applicants that it is satisfied with any such amendment, restatement, modification and/or supplement that affects the treatment of Syndicate Claims under this Plan in any material respect; and provided further that any such amendment, restatement, modification or supplement must be contained in a written document which is filed with the Court and (i) if made prior to or at the Meetings, communicated to the Affected Unsecured Creditors present at the Meetings prior to any vote being taken at the Meetings; and (ii) subject to Section 10.5(b), if made following the Meetings, approved by the Court.

(b)                                 Notwithstanding Section 10.5(a), any amendment, restatement, modification or supplement may be made by the Applicants with the consent of the Monitor and the Majority Initial Consenting Noteholders, without further Court Order or approval, provided that it concerns a matter which, in the opinion of the Applicants, the Monitor and the Majority Initial Consenting Noteholders, each acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan and the Sanction Order or to cure any errors, omissions or ambiguities and is not materially adverse to the financial or economic interests of the Affected Unsecured Creditors.

(c)                                  Any amended, restated, modified or supplementary plan or plans of compromise filed with the Court and, if required by this section, approved by the Court, shall, for all purposes, be and be deemed to be a part of and incorporated in this Plan.

10.6                        Majority Initial Consenting Noteholders

For the purposes of this Plan, the Applicants shall be entitled to rely on written confirmation from Goodmans LLP that the Majority Initial Consenting Noteholders have agreed to, waived, consented to or approved a particular matter.  Goodmans LLP shall be entitled to rely on a communication in any form acceptable to Goodmans LLP, in its sole discretion, from any Initial Consenting Noteholder for the purpose of determining whether such Initial Consenting Noteholder has agreed to, waived, consented to or approved a particular matter, and the principal amount of Notes held by such Initial Consenting Noteholder.

10.7                        Paramountcy

From and after the Effective Time on the Plan Implementation Date, any conflict between:

(a)                                 this Plan or the Sanction Order; and

(b)                                 the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between one or more of the Affected Creditors and the Applicants as at the Plan Implementation Date and the articles, certificate of incorporation or bylaws of the Applicants at the Plan Implementation Date;

will be deemed to be governed by the terms, conditions and other provisions of this Plan, any Plan Supplement Document and the Sanction Order, which shall take precedence and priority; provided, however, that if there is a conflict between this Plan and any Plan Supplement Document, the Plan Supplement Document shall govern and control; and provided, further, however, that to the extent that any provision of this Plan or any Plan Supplement Document conflicts with or is in any way inconsistent with any provision of the Sanction Order, the Sanction Order shall govern.

10.8                        Foreign Recognition

LPRC, as authorized representative of the Applicants, shall file a motion with the U.S. Court seeking entry of the Sanction Recognition Order as soon as practicable after entry of the Sanction Order.

10.9                        Severability of Plan Provisions

If, prior to the Sanction Date, any provision of this Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Applicants and with the consent of the Monitor and the Majority Initial Consenting Noteholders, shall have the power to either (a) sever such provision from the balance of this Plan and provide the Applicants with the option to proceed with the implementation of the balance of this Plan as of and with effect from the Plan Implementation Date, or (b) alter and interpret such provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the provision held to be invalid, void or unenforceable, and such provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, and provided that the Applicants proceed with the implementation of this Plan, the remainder of the provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

10.10                 Responsibilities of the Monitor

The Monitor is acting in its capacity as Monitor in the CCAA Proceeding and this Plan with respect to the Applicants and will not be responsible or liable for any obligations of the Applicants.

10.11                 Different Capacities

Persons who are affected by this Plan may be affected in more than one capacity. Unless expressly provided herein to the contrary, a Person will be entitled to participate hereunder in each such capacity. Any action taken by a Person in one capacity will not affect such Person in any other capacity, unless expressly agreed by the Applicants and the Person in writing or unless its Claims overlap or are otherwise duplicative.

10.12                 Notices

Any notice or other communication to be delivered hereunder must be in writing and reference this Plan and may, subject as hereinafter provided, be made or given by personal delivery, ordinary mail or by facsimile or email addressed to the respective parties as follows:

(a)                                 If to the Applicants:

c/o Lone Pine Resources Canada Ltd.
1100, 640 — 5th Avenue S.W.
Calgary, Alberta, Canada T2P 3G4

Attention:                                         Charles R. Kraus
Fax:                                                                       (403) 292-8001
Email:                                                            crkraus@lonepineresources.com

with a copy to:

Bennett Jones LLP
4500 Bankers Hall East
855 — 2nd Street S.W.
Calgary, Alberta, Canada T2P 4K7

Attention:                                         Chris Simard / Colin Perry
Fax:                                                                       (403) 265-7219
Email:                                                            simardc@bennettjones.com / perryc@bennettjones.com

(b)                                 If to Goodmans LLP or a Consenting Noteholder or Backstopper represented by Goodmans LLP:

c/o Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, Ontario, Canada M5H 2S7

Attention:                                         Robert Chadwick / Brendan O’Neill
Fax:                                                                       (416) 979-1234
Email:                                                            rchadwick@goodmans.ca / boneill@goodmans.ca

(c)                                  If to an Affected Creditor (other than a Consenting Noteholder represented by Goodmans LLP), to the mailing address, facsimile address or email address provided on such Affected Creditor’s Proof of Claim;

(d)                                 If to the Monitor:

PricewaterhouseCoopers Inc.
111 — 5th Avenue S.W., Suite 3100
Calgary, Alberta, Canada T2P 5L3

Attention:                                         Paul Darby
Fax:                                                                       (403) 781-1825
Email                                                                paul.j.darby@ca.pwc.com

with a copy to:

McCarthy Tetrault LLP

421 — 7th Avenue S.W., Suite 3300
Calgary, Alberta, Canada T2P 4K9

Attention:                                         Sean Collins
Fax:                                                                       (403) 260-3501
Email:                                                            scollins@mccarthy.ca

or to such other address as any party may from time to time notify the others in accordance with this section.  Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 5:00 p.m. (Calgary time) on such day.  Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.

10.13                 Further Assurances

Each of the Persons named or referred to in, or subject to, this Plan will execute and deliver all such documents and instruments and do all such acts and things as may be necessary or desirable to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

DATED as of the 27th day of December, 2013.

Schedule “A”

Matt Bekkum

Bryan K. Waugh

Robert Graham Bennett

Sasha Gupta

Robert K. Law

Daniel Fitzgerald Maley

Jean-Luc Badon

Matthew H. Meyer

David Louis Proietti

Bastogne Capital Partners, LP

James Olson

Adam Marquardt

William George Griffin

Justin Jordan

Yong Sup Kim

Magesh Annamalai

Emily Jackson-Reardon

Johnny Johnson

HZ Investments FLP

HZ Investments Family LP

Gonzalo G. Urday